Exhibit 10.60

STANDARD OFFICE LEASE

BY AND BETWEEN

LONG RIDGE OFFICE PORTFOLIO, L.P.,

a Delaware limited partnership,

AS LANDLORD,

AND

REDBOX AUTOMATED RETAIL, LLC,

a Delaware limited liability company,

AS TENANT

SUITES 700, 800, 900, 1000, 1100 and ANNEX SUITE WH05

Oakbrook Terrace Tower and Annex

(i)

(ii)

		Page

(b)	Procedure for Acceptance	38
(c)	Right of First Refusal	38
(d)	Lease of First Offer Space	39
(e)	No Defaults	39

ARTICLE 33	SIGNAGE	39

ARTICLE 34	TERMINATION OPTION	40

ARTICLE 35	EXISTING LEASE AND SUBLEASE	41
(a)	Existing Lease	41
(b)	Existing Sublease	42

Exhibit “A” Premises

Exhibit “B” Rules and Regulations

Exhibit “C” Notice of Term Dates and Tenant’s Proportionate Share

Exhibit “D” Tenant Work Letter

Exhibit “E” Guaranty of Lease

Exhibit “F” Assignment of Sublease Agreement

Exhibit “G” Approved Signage Specifications

Exhibit “H” Janitorial Specifications

Exhibit “I” Backup Generator and Monument Signage Locations

(iii)

INDEX

Page(s)

25th Floor Space	41
Abated Rent	4
Abatement Event	15
Abatement Notice	15
Additional Rent	4
Affiliate	21
Affiliated Assignee	22
Agreed Terms	38
Alterations	11
Annex	1
Annex Premises	1
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base Year	2
Base, Shell and Core	Exhibit D
Basic Rental	2
BOMA Standard	1
Brokers	3
Business Hours	13
CFM	42
Claims	18
Code	Exhibit D
Commencement Date	1
Communication Equipment	16
Communication Equipment Notice	16
Construction Drawings	Exhibit D
Contractor	Exhibit D
Control	22
Controllable Operating Costs	5
Cosmetic Alterations	11
Costs of Reletting	27
Damage Repair Estimate	22
Deemed Response Notice	21
Default Rate	27
Delivery Date	Exhibit D
Designated Annex Area	16
Designated Premises	36
Desired Retained Equipment	Exhibit D
DeVry	Exhibit D
Direct Costs	4
Dispute Notice	8
Economic Terms	38
Elevator Lobby Signage	39
Eligibility Period	15
Engineers	Exhibit D
Estimate	7
Estimate Statement	7
Event of Default	24
Exclusive Monument Signage	39
Existing Lease	41
Existing Premises	41
Expiration Date	1
Extra Rent	27
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	38
First Offer Space	37
Force Majeure	30
Guarantor	35

(iv)

Page(s)

Guaranty	35
Hazardous Material	30
Holidays	13
HVAC	13
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Interest Notice	36
Landlord	1
Landlord Delay	Exhibit D
Landlord Parties	18
Landlord’s Work	Exhibit D
Laws	31
Lease	1
Lease Year	3
Letter of Credit	35
Liability Amount	1
Market Rent	36
Miscellaneous Costs	Exhibit D
Moving Period	41
Operating Costs	4
Option	36
Option Rent	36
Option Rent Notice	36
Option Term	36
Original Tenant	36
Outside Agreement Date	37
Outside Availability Date	Exhibit D
Parking Passes	3
Payment Notice	Exhibit D
Permits	Exhibit D
Permitted Use	2
Premises	1
Project	1
Real Property	4
Recognition Agreement	22
Refusal Notice	Exhibit D
Review Notice	8
Review Period	8
Rules and Regulations	33
Second Chance Refusal Notice	39
Security Deposit	2
Shared Monument Signage	39
Signage Specifications	40
SNDA	24
Square Footage	1
Staging Space	Exhibit D
Statement	7
Subject Space	22
Sublease	42
Sublet Premises	42
Superior Expansion Rights	38
Superior Leases	37
Superior Rights	38
Tax Costs	4
Tenant	1
Tenant Improvements	10
Tenant Parties	18
Tenant’s Acceptance	36
Tenant’s Agents	Exhibit D
Tenant’s Proportionate Share	2

(v)

Page(s)

Tenant’s Signage	39
Term	1
Termination Date	40
Termination Fee	41
Termination Notice	41
Termination Option	40
Termination Premises	40
Tower	1
Tower Premises	1
Transfer	21
Transfer Premium	21
Transfer Request	21
Transferee	20
UPS Unit	Exhibit D
Window Allowance	Exhibit D

(vi)

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into as of the 22nd day of December, 2009, by and between LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware partnership (“Landlord”), and REDBOX AUTOMATED RETAIL, LLC, a Delaware limited liability company (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suites 700, 800, 900, 1000, 1100 and Annex Suite WH05, as designated on the plans attached hereto and incorporated herein as Exhibit “A” (“Premises”), of the project (“Project”) now known as Oakbrook Terrace Tower and Annex whose address is One Tower Lane, Oakbrook Terrace, Illinois 60181. The Premises consists of (i) the entire seventh (7th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors (collectively, the “Tower Premises”) at Oakbrook Terrace Tower (the “Tower”) and space (“Annex Premises”) on the ground floor level of the Oakbrook Terrace Annex (“Annex”) located adjacent to the Oakbrook Terrace Tower as shown on Exhibit “A”. Tenant’s lease of the Premises shall be for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	Approximately eleven (11) years.

	Commencement Date:	The date which is one hundred thirty-five (135) days after the Delivery Date (as that term is defined in the Tenant Work Letter). The Commencement Date is anticipated to be on or about August 1, 2010.

	Expiration Date:	The date immediately preceding the eleventh (11th) anniversary of the Commencement Date; provided, however, that if the Commencement Date is a date other than the first (1st) day of a month, the Expiration Date shall be the last day of the month which is one hundred thirty-two (132) full calendar months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage of Premises:

	1. Tower Premises:	112,370 rentable square feet, which has been determined pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI 1996 BOMA Z65.1 as promulgated by the Building Owners and Manager Association (BOMA) International (“BOMA Standard”).

	2. Annex Premises:	24,555 rentable square feet, which has been determined pursuant to the BOMA Standard.

C.	Basic Rental:

1. Tower Premises:

Lease Year	Annual Basic Rental	Monthly Basic Rental*	Annual Basic Rental Per Rentable Square Foot

1	$2,017,041.50	$168,086.79	$17.95
2	$2,077,721.30	$173,143.44	$18.49
3	$2,139,524.80	$178,293.73	$19.04
4	$2,203,575.70	$183,631.30	$19.61
5	$2,269,874.00	$189,156.16	$20.20
6	$2,338,419.70	$194,868.30	$20.81
7	$2,408,089.10	$200,674.09	$21.43
8	$2,481,129.60	$206,760.80	$22.08
9	$2,555,293.80	$212,941.15	$22.74
10	$2,631,705.40	$219,308.78	$23.42
11	$2,710,364.40	$225,863.70	$24.12

*	Subject to abatement as provided in Section 3(a) below.

2. Annex Premises:

Lease Year	Annual Basic Rental	Monthly Basic Rental*	Annual Basic Rental Per Rentable Square Foot**

1	$319,215.00	$26,601.25	$13.00
2	$331,492.50	$27,624.37	$13.50
3	$343,770.00	$28,647.50	$14.00
4	$356,047.50	$29,670.62	$14.50
5	$368,325.00	$30,693.75	$15.00
6	$380,602.50	$31,716.87	$15.50
7	$392,880.00	$32,740.00	$16.00
8	$405,157.50	$33,763.12	$16.50
9	$417,435.00	$34,786.25	$17.00
10	$429,712.50	$35,809.37	$17.50
11	$441,990.00	$36,832.50	$18.00

*	Subject to abatement as provided in Section 3(a) below.
**	Tenant shall not pay Direct Costs for the Annex Premises; however, Tenant shall be responsible for utilities and janitorial service provided to the Annex Premises as provided in Article 11 below.

D.	Intentionally Omitted

E.	Tenant’s Proportionate Share:

	1. Tower Premises:	17.13%, based on 655,847 total rentable square feet in the Tower, which has been determined pursuant to the BOMA Standard.

	2. Annex Premises:	Not applicable.

F.	Security Deposit:	None.

G.	Permitted Use:

	1. Tower Premises:	General office and business use (which may include a call center).

	2. Annex Premises:	General office and business use (which may include a call center), data center, machine support and engineering and warehouse use to the extent permitted by law.

H.	Brokers:	CB Richard Ellis, Inc. (for Landlord) and Jones Lang LaSalle, Inc. (for Tenant).

I.	Parking Passes:	Tenant shall be entitled to use five point five (5.5) unreserved parking passes for each 1,000 rentable square feet contained in the Premises, which initially equals seven hundred fifty-three (753) passes. Tenant shall have the right to convert up to eleven (11) such unreserved parking passes (based on 1 per 10,000 rentable square feet) to reserved executive parking at locations reasonably designated by Landlord within the covered reserved parking area on the lower level of the Tower’s parking facility. If the size of the Premises changes from that specified in Section 1.B. above, the number of unreserved parking passes and reserved spaces allocated to Tenant shall be adjusted according to the applicable ratio set forth above. All of such parking shall be upon the terms and conditions provided in Article 23 hereof.

ARTICLE 2

TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, with the first (1st) Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the first (1st) Lease Year shall end on the last day of the twelfth (12th) full calendar month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first (1 st) day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. If Landlord does not timely deliver possession of the entire Premises to Tenant, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder, except as expressly provided in Section 4.5 of the Tenant Work Letter. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions, which has been determined pursuant to the BOMA Standard. Landlord shall deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

ARTICLE 3

RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction (except as otherwise expressly provided in this Lease), and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Basic Rental for the first three (3) full calendar months for each of the first four (4) Lease Years (for a total of twelve (12) months of abatement) (collectively, the “Abated Rent”). During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease.

(b) Direct Costs. Tenant shall pay for each calendar year during the Term of this Lease an amount equal to the product of the percentage set forth in Article 1.E. of the Basic Lease Provisions multiplied by “Direct Costs” (as that term is defined below). In the event either the Premises is expanded or reduced or the Project is expanded, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365) or three hundred sixty-six (366), as the case may be. Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes on the real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents received or derived therefrom which are assessed, reassessed or levied by the United States, the State of Illinois or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” To the extent that Illinois real estate taxes for any given calendar year are billed by, and payable to, the taxing authority during the next calendar year, Landlord shall determine Tax Costs based on amounts payable for each prior calendar year, i.e. using an accrual basis of accounting. If Landlord has the option to make payment of any component portion of Tax Costs over a period of time, Landlord shall pay such component portion of Tax Costs over the longest period of time permitted by applicable law. Notwithstanding the foregoing, Tax Costs shall not include (a) any franchise, capital stock, or similar taxes of Landlord, (b) any income, excess profits, or other taxes of Landlord determined on the basis of its income derived pursuant to this Lease, (c) any penalties or interest on late payments by Landlord, (d) business license fees or business entity fees, or (e) any transfer or recordation fees.

(ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project (provided that if any such person performs duties at more than just the Project, only a proportional amount of the costs attributable to such person shall be included in Operating Costs based on the amount of the time such person spends on the Project), its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of the Project to the extent of the economies achieved each year and capital expenditures required by government regulations, laws, or ordinances not in effect as of the Commencement Date; provided, however, that capital expenditure included in Operating Costs shall be amortized (with interest at eight percent (8%) per annum) over its useful life; non-capital costs incurred on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting); the cost of all charges for electricity, gas, water and other utilities furnished to the Project, and any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, only those Operating Costs that vary with occupancy shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such variable Operating Costs as so adjusted.

Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than five percent (5%) in any calendar year over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, calculated on a cumulative but not compounding basis. By way of example only, and not as a limitation upon the foregoing, if Controllable Operating Costs are $5.00 per rentable square foot for calendar year 2010, the maximum amount of Controllable Operating Costs for calendar 2011 shall be $5.25 per rentable square foot and the maximum amount of Controllable Operating Costs for calendar year 2012 shall be $5.50 per rentable square foot. “Controllable Operating Costs” shall mean all Direct Costs except Tax Costs, utility charges, insurance charges, costs of services provided under a union contract, payments under CC&R’s or to an owners’ association and costs associated with repairs due to uninsured casualty or vandalism.

The following shall be specifically excluded from Operating Costs:

1. leasing commissions;

2. rent for space occupied by Landlord or its affiliate for purposes other than the management of Project operations;

3. the cost of correcting defects in the construction of the Project and Project equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for the purposes of this category;

4. the cost of any repair or replacement made by Landlord because of the total or partial destruction of or damage to the Project or the condemnation of a portion thereof (other than deductibles under insurance policies);

5. salaries and benefits in respect of partners, shareholders and officers of Landlord;

6. the cost of any items to the extent Landlord is reimbursed by insurance or otherwise compensated;

7. any cost or fee paid to a corporation, or other entity related to or affiliated with Landlord in excess of the amount which would be paid in the absence of such relationship;

8. the initial cost of tools and equipment used in the operation, repair and maintenance of the Project;

9. the cost of any work or service performed for or facilities furnished to any tenant or occupant of the Project to a greater extent or in manner more favorable to such tenant or occupant then that offered to be performed for or furnished to Tenant;

10. the cost of alterations of space in the Project leased to or proposed to be leased to other tenants or occupants;

11. interest or other financing charges (other than interest on permitted capital expenditures), and rent under any ground or underlying lease;

12. depreciation on the Project or its equipment.

13. operating costs (including taxes) attributable to the retail area and banking space (to the extent that retail and banking uses or other non-office uses continue to exist in the future) of the Project to the extent such charges exceed those for general office space as reasonably determined by Landlord;

14. cash allowances to tenant or occupants of the Project for leasehold improvements and decorations;

15. costs covered by enforceable warranties and guarantees or unenforceable warranties and guaranties if same are unenforceable solely by reason of any act or omission of Landlord and of Landlord’s affiliates;

16. any subsidy attributed to losses of running a deli or other food service, fitness center, or other amenity of the Tower (including any valet parking related charges);

17. the portion of any expense otherwise included in Operating Costs which are allocable to any other properties of Landlord or any affiliates of Landlord, such as the portion of the personnel benefits, expenses and salaries of the type set forth in this paragraph of employees allocable to time spent by such employees in connection with properties other than the Project or the portion of the premiums for any insurance carried under “blanket” or similar policies to the extent allocable to any property other than the Project;

18. “gains” or foreign ownership or control tax, mortgage recording tax, transfer or transfer gains tax, inheritance or estate tax imposed upon Landlord;

19. advertising and promotional expenditures;

20. costs and expenses incurred in connection with, and incidental to, the entering into of leases of space in the Project, including without limitation, attorney’s fees and disbursements; costs and expenses incurred in connection with preparing and negotiating leases, amendments and modifications thereto, consents to sublease, assignments or any form leases or other documents with respect to the entering of leases at the Project and disputes with tenants or occupants in the Project including without limitation, attorneys, accountants and consultants fees and disbursements;

21. costs and expenses (including those for labor, materials tools, equipment and contractor charges) incurred in connection with compliance with any legal requirements, including the American Disabilities Act, existing as of the date hereof, unless caused by an act or omission of Tenant or any of Tenant’s affiliates or any person claiming by, through or under Tenant (in which case Tenant shall be responsible for such charges);

22. the cost of clean-up removal or remediation of any Hazardous Materials, except such as are part of ordinary janitorial services provided by Landlord;

23. management fee in excess of the rate generally charged for comparable service in comparable buildings in the immediate vicinity of the Project.

Operating Costs shall also not include: (i) payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Project; (ii) capital improvements other than those expressly included in Operating Costs pursuant to the definitions thereof above; (iii) costs for which Landlord can be or will be reimbursed by insurance proceeds, tenants of the Project (other than such tenants’ contributions to Operating Costs) or any other source; (iv) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred for the purpose of reporting Landlord’s financial condition; (v) costs or expenses (including fines, penalties, legal fees and premium deductibles) incurred due to the negligence, willful misconduct, or violation by any tenant (other than Tenant) or other occupant of the Project of any terms and conditions of this Lease or of the leases of other tenants in the Project, and/or of any valid applicable Laws that would not have been incurred but for such violation by such tenant or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Laws; (vi) penalties for any late payment by Landlord, including, without limitation, taxes and equipment leases; (vii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including amenities such as a fitness center or parking facilities); (viii) Landlord’s contributions to charitable or political organizations; (ix) costs or expenses for the purchase or lease of sculpture, paintings or other works of art, other than normal building decorations customary in buildings comparable to the Tower; (x) costs of providing electricity and other services (including excess HVAC) sold or provided to tenants in the Project (including Tenant) and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental; (xi) costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors; (xii) salaries, expenses, fringe benefits and other compensation paid or provided to employees of Landlord who are not assigned to the operation, management, or maintenance of the Project, provided that Operating Costs shall include Landlord’s reasonable allocation of compensation paid to employees who are assigned part-time to the operation, or maintenance of the Project but in no event shall Operating Costs include wages, salaries, fringe benefits or other compensation for executive or other personnel above the grade of chief engineer or building manager; (xiii) costs or payments associated with Landlord’s obtaining air rights or other developmental rights; (xiv) any cost or charge for Landlord’s personal and corporate income, franchise, excess profits and similar taxes on Landlord’s business and penalties incurred as a result of Landlord’s failure to make payments and/or to file any income tax or informational returns when due; (xv) increased insurance premiums caused by the uses of the Project made by any other tenant or the negligence or willful misconduct of any other tenant; (xvi) Landlord’s general corporate overhead and administrative expenses except to the extent incurred in connection with the management and operation of the Project; (xvii) costs of signs in or on the Project or complex identifying the owner of the building or other tenants’ signs; or (xviii) rentals for items which if purchased, rather than rented, would constitute a capital expenditure not includable in Operating Costs

(d) Determination of Payment.

(i) For each calendar year ending or commencing within the Term, Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as Additional Rent, an amount equal to Tenant’s Proportionate Share of Direct Costs.

(ii) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant’s Proportionate Share of Direct Costs. Tenant shall then pay, within thirty (30) days after receipt of the Statement, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth ( 1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(iii) In addition, Landlord shall give to Tenant within one hundred fifty (150) days following the end of each calendar year, a statement (the “Statement”) which shall state on a reasonably detailed line item basis the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount of Tenant’s Proportionate Share of Direct Costs. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant based on Estimates are less than the actual amount of Tenant’s Proportionate Share of

Direct Costs as specified on the Statement, Tenant shall pay, within thirty (30) days of receipt of the Statement, the full amount of Tenant’s Proportionate Share of Direct Costs for such calendar year, less the amounts paid during such calendar year based on Estimates. If, however, the Statement indicates that amounts paid by Tenant based on Estimates are greater than the actual amount of Tenant’s Proportionate Share of Direct Costs as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Basic Rental or Estimate payments. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered for a period of twelve (12) months after the expiration of the calendar year for which the Statement applies, except where the failure to timely furnish the Statement as to any particular item includable in the Statement is beyond Landlord’s reasonable control (e.g. tax assessments that are late in arriving from the assessor), in which case such twelve (12) month limit shall not be applicable. Consequently, Tenant shall not have any responsibility to pay for any items unless reflected in a Statement delivered to Tenant within twelve (12) months after the expiration of the applicable calendar year during the Term (as may be extended) except where Landlord’s failure to bill for the particular item is beyond Landlord’s reasonable control. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d) within thirty (30) days after Tenant’s receipt of such final determination or Landlord shall refund to Tenant the amount of the overpayment (as applicable). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.

(e) Audit Right. Within twelve (12) months after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees, an independent certified public accountant, an independent certified public accounting firm or a qualified, reputable firm that, as one of its specialties, audits or reviews operating cost and tax pass-through amounts on behalf of tenants (provided that no such people or firms may be retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect and copy Landlord’s records at Landlord’s offices at the Project, provided that no Event of Default is then-continuing and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time for any Statement; provided, however, that such one (1) time review may extend over multiple days as reasonably necessary for Tenant to complete such review. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with the requirement of this Lease, at Tenant’s expense (except as provided below), by an independent certified public accountant jointly selected by Landlord and Tenant and who is a member of a nationally or regionally recognized accounting firm. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Operating Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that, except in the case of fraud by Landlord, this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4

SECURITY DEPOSIT

Not applicable.

ARTICLE 5

HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), fail to vacate and surrender all or any portion of the Premises upon expiration or termination of this Lease or termination of Tenant’s right to possession of the Premises, in the condition required under this Lease, without Landlord’s written consent, Tenant and/or such other parties shall, at Landlord’s option (which option Landlord may elect by notice to Tenant and/or such other parties at any time before or after such expiration or termination and regardless of whether Landlord has accepted rent during any holdover period), become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease (and any such tenancy shall be a tenancy at sufferance unless and until Landlord exercises the foregoing option to create a month-to-month tenancy). During such holding over, Tenant shall pay (and any such other parties shall be jointly and severally obligated to pay) in advance, monthly, Basic Rental, applicable to only those floors where Tenant has held over, at a rate equal to 125% of the rate in effect for the last month of the Term of this Lease with respect to the first month of the holdover and thereafter at a rate equal to 150% of the rate in effect for the last month of the Term of the Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of Direct Costs. The parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damages for such holding over and that the foregoing increase in the rate of Basic Rental for holding over is a fair estimate and liquidation of such actual damages. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant or any other parties, and Landlord expressly reserves the right to require Tenant and/or such other parties to vacate and surrender possession of the Premises to Landlord in the condition required under this Lease upon the expiration or earlier termination of the Term or Tenant’s right to possession, or during any tenancy at sufferance thereafter. Any month-to-month tenancy created hereunder may be terminated by Tenant or Landlord giving the other party at least thirty (30) days notice; provided such notice period shall not prevent Landlord from terminating the right to possession of the Premises earlier based on an Event of Default as provided in Articles 19 and 20. If Landlord provides Tenant with at least thirty (30) days prior written notice that Landlord has a signed lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period, or (ii) the date of expiration or termination of this Lease and/or Tenant’s right to possession of the Premises, in the condition required under this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability relating to or arising out of any claims made by such succeeding tenant with whom Landlord has entered into a lease for all or a portion of the Premises and related real estate brokers’ claims and attorney’s fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the uses set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or unreasonably infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the specific use or occupancy of the Premises by Tenant (as opposed to the general use of the Premises), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. If Tenant permits more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises in the Tower at any time, Tenant acknowledges that the Project systems may not be sufficient for Tenant’s use of the Premises and Landlord shall have no liability or responsibility for the inadequacy of such systems. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article 7.

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that, except as provided herein or in the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof, the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties.” Except as otherwise provided herein or in Exhibit D, Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord or Tenant to implement sustainability practices for the Project or Premises or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.” Landlord shall cause the common areas of the Project to comply with all applicable laws (including, without limitation, any applicable requirements of the Americans With Disabilities Act) throughout the Term (as may be extended).

ARTICLE 9

REPAIRS AND ALTERATIONS

(a) Landlord’s Obligations. Except for Tenant’s obligations described in Section 9(b) below, Landlord shall maintain, or shall cause to be maintained, the Project, including the common areas, parking areas, foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair and maintain those portions of the systems located in the core or common areas of the Project or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises). With respect to the HVAC units servicing the Annex Premises, provided that

Tenant elects to convert the existing data center to office space, Landlord shall be responsible for repair and maintenance of all HVAC units serving the Annex Premises and any First Offer Space leased by Tenant that is office space, at Landlord’s sole cost. Notwithstanding the foregoing, Landlord shall have no responsibility for repair and maintenance of the supplemental HVAC units serving the Annex Premises and, if Tenant elects not to convert the existing data center to office space, Landlord shall only be responsible for repair and maintenance of the existing three (3) roof top HVAC units serving the Annex Premises.

(b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor (provided such contractor charges competitive rates for comparably qualified vendors) and oversee all such repairs. Except as expressly provided in Section 9(f) below, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or conditioned. However, for jobs expected to cost in excess of $500,000.00, Landlord may condition its consent on Tenant obtaining a lien and completion bond or some alternate form of security to ensure the lien free completion of such Alteration if such requirement is reasonably justified by the size of the job and Tenant’s then financial condition. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises and other modifications to the Premises that do not require a permit (collectively, “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed $100,000.00 in any twelve (12) month period (except that such $100,000.00 limit shall not apply to painting or installation of new carpet), and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Project (including, without limitation, the sprinkler system), or (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least fifteen (15) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 9(c). Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics reasonably approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. If Landlord fails to disapprove a proposed Alteration within ten (10) days after Tenant delivers a written request to approve the same together with plans and specifications as described above, Tenant may send Landlord written notice of such failure and if Landlord still fails to respond within five (5) days after Tenant’s proper delivery of such notice, such Alteration shall be deemed approved by Landlord. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s reasonable construction rules and regulations.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with reasonable evidence that Tenant or Tenant’s contractor carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other industry standard insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof.

(e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time of Landlord’s consent to any

Improvements or Alterations or in the case of Cosmetic Alterations, by written notice to Tenant within fifteen (15) days after Landlord’s receipt of Tenant’s notice of such Cosmetic Alterations, require Tenant at Tenant’s expense to remove such Improvements and other Alterations from the Premises, and to repair any damage to the Premises and the Project caused by such removal. However, Landlord may only require Tenant to remove Improvements or Alterations that are not typical build-outs for office Premises, provided that any internal stairwell shall not be considered to be a typical office Improvement or Alteration. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be required to remove any items of Landlord’s Work. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).

(f) Self-Help. Notwithstanding any provision set forth in this Article 9 to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Premises only (and not any other portion of the Project), and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in no event earlier than ten (10) business days after Landlord’s receipt of such notice (except in an emergency, in which case if Landlord does not immediately respond), then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days notice to Landlord (except that no such additional notice shall be required in an emergency) specifying that Tenant is taking such required action, and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action. However, if the work so performed by Tenant pertains to items that would otherwise be includable under Direct Costs pursuant to Article 3 above, then Landlord may include the amount of such reimbursement in Direct Costs. In the event Tenant takes such action, and such work will affect the Project systems or the structural integrity of the Project, Tenant shall use only those contractors used by Landlord in the Project for work on such Project systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in first-class office buildings and who is reasonably approved by Landlord in writing.

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work, except to the extent such notice has already been provided as a component of Landlord’s consent. In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged by bond, title insurance or otherwise within ten (10) business days of notice to Tenant, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred twenty-five percent (125%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Basic Services. Landlord agrees to furnish to the Tower Premises, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 9:00 a.m. to 1:00 p.m. on Saturdays, excepting Holidays (“Business Hours”), air conditioning and heat (“HVAC”) all in such reasonable quantities as is reasonably necessary for the comfortable occupancy of the Tower Premises. Landlord shall use commercially reasonable efforts to cause the Tower’s HVAC system to perform in accordance with the ASHRAE Standard 2004. The term “Holidays” shall mean, as of the date of this Lease, New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day; provided, however, Landlord reserves the right to add other nationally recognized holidays. Subject to repairs (which, to the extent feasible, shall be scheduled outside of Business Hours), at least three (3) passenger elevators serving the Premises located in the Tower shall be running during Business Hours and at least one (1) passenger elevator and one (1) freight elevator shall be running at all other times. HVAC to the Annex Premises shall be provided by Landlord to all areas of the Annex Premises provided Tenant elects to convert the existing data center to office space; provided, however, that if Tenant elects not to convert the data center to office space, HVAC shall be provided by Landlord only to the office portion of the Annex Premises and Tenant shall be responsible for providing HVAC required by Tenant to the remaining portions of the Annex Premises. Landlord shall provide electric current of six (6) watts per usable square foot, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary and in compliance with applicable codes. All utilities to the Premises shall be separately metered at Landlord’s cost and Tenant shall make payment directly to the entities providing such utility services (provided, however, that notwithstanding the foregoing, the parties acknowledge that electricity required in order to power the HVAC system for the Tower shall be included in Operating Costs). Janitorial and maintenance services shall be furnished five (5) days per week, excepting Holidays in accordance with the specifications attached hereto as Exhibit “H” and made a part hereof. The cost of such janitorial service provided to the Tower Premises shall be included in Operating Costs; however, the cost of such janitorial service provided to the Annex Premises shall be payable by Tenant monthly, as Additional Rent. Landlord will provide a food service vendor for the Project; however, Tenant acknowledges that such food service may be temporarily discontinued for a change in vendor and/or remodeling, provided that Landlord shall use its best commercially reasonable efforts to minimize any discontinuation of such service and, in any event, such service shall not be discontinued for a period in excess of six (6) months. Furthermore, Landlord at all times during the Term shall provide a fitness center at the Project, provided that Tenant acknowledges that the size and level of service of such fitness center may change from time to time, Landlord shall not be obligated to provide a swimming pool in connection with such fitness center and such fitness center may temporarily close from time to time due to a change in vendor and/or remodeling. Tenant shall have the option, upon thirty (30) days prior written notice to Landlord, to provide its own janitorial service to the Annex Premises, provided that any janitorial contractor shall be subject to Landlord’s reasonable approval and must be bonded. Tenant shall comply with all reasonable rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Landlord shall not be liable for, and except as provided in Section 11(i) below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at Landlord’s actual cost to provide such service with no mark-up.

(b) Excess Usage. Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises over and above the amount specified in Section 11(a) above; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.

(c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above, Tenant shall first obtain the written consent of Landlord, which consent shall not be unreasonably withheld, provided that Tenant shall be responsible for all costs of providing such additional electrical capacity.

(d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment and the same was not installed as part of the Improvements, Landlord may provide Tenant notice and Tenant shall have thirty (30) days to cure such condition. If Tenant does not cure such condition within thirty (30) days, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord.

(e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing. Landlord shall ensure that a commercially reasonable amount of space is available within the risers of the Tower in order to service Tenant’s Premises (but in no event less than the amount of space provided to Tenant under the Existing Lease) and, subject to Landlord’s reasonable and non-discriminatory rules and regulations, Tenant may install sleeves within such risers to service Tenant’s Premises to the extent Landlord reasonably determines that capacity is available.

(f) After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning to the Tower Premises during times other than the times provided in Section 11(a) above, Tenant shall give Landlord 24 hours advance notice (which notice must be provided prior to 4:00 p.m. Monday through Friday) and shall pay Landlord’s standard charge for such after-hours use, which charge is currently, as of the date of this Lease, $107.00 per hour per floor for air-conditioning and $78.00 per hour per floor for heat, and which rates shall only increase to the extent Landlord’s actual cost of providing such service increases.

(g) Backup Generator for Annex Premises. Subject to Landlord’s prior approval of all plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed, Landlord shall permit Tenant to install and maintain as an initial Improvement (subject to the terms of the Tenant Work Letter) or as a subsequent Alteration (subject to the terms of Article 9), at Tenant’s sole cost and expense, a backup generator for the Annex Premises at the location shown on Exhibit “I” attached hereto and made a part hereof. Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Annex. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord, provided that Tenant shall have the right to test the generator no less than one (1) time per week. Tenant shall submit the specifications for design, operation, installation and maintenance of the backup generator for Landlord’s consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers, so that the Project’s systems and equipment are not adversely affected. In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project, and Section 28(a) will apply to Tenant’s use of the backup generator. Further, Tenant shall be responsible for ensuring that the backup generator does not interfere with the use of the Project by other tenants. In the event another tenant of the Project or of a neighboring project reasonably complains for legitimate reasons of problems caused by the generator, Tenant shall take whatever steps are reasonably necessary to remedy the problem complained of. Tenant shall ensure that the design and installation of the backup generator is performed in a manner so as to minimize or eliminate any noise or vibration caused by such generator. The vent for the generator must be higher than the roof line of the Annex. Any repairs and maintenance of such generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such generator. Tenant may, at any time during the Term (as may be extended) at Tenant’s sole discretion, remove such generator and repair all damage to the Project resulting from such removal. However, if Tenant is so notified by Landlord, Tenant shall, at Tenant’s sole cost and expense, remove such generator upon the expiration or earlier termination of the Lease Term and repair all damage to the Project resulting from such removal. Such generator shall be deemed to be a part of the Premises for purposes of Articles 13 and 14 of this Lease.

(h) Building Condenser Water. Pursuant to rules and regulations reasonably determined by Landlord, Tenant shall be entitled to use the Project’s condenser water system for Tenant’s supplemental HVAC system; provided, however, that Tenant shall be responsible, at Tenant’s sole cost, for any necessary system upgrade costs necessary for use of such condenser water system, which upgrades may be performed by Tenant as an initial Improvement (subject to the terms of the Tenant Work Letter) or as a subsequent Alteration (subject to the terms of Article 9 above). If Tenant utilizes the Project’s condenser water system, Tenant shall be responsible, as Additional Rent, for usage in excess of thirty-four (34) tons per year, which charge shall be $50.00 per excess ton per year for the first Lease Year and which rate shall increase by three percent (3%) for each Lease Year after the first Lease Year. Landlord shall ensure that at least thirty-four (34) tons are available to Tenant each year.

(i) Abatement Events. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant’s Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant’s Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive business days after Landlord’s receipt of any Abatement Notice(s). Such right to abate Basic Rental and

Tenant’s Proportionate Share of Direct Costs shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(i).

ARTICLE 12

RIGHTS OF LANDLORD

(a) Right of Entry. Landlord and its agents shall have the right to enter the Premises upon twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service (such as janitorial)) for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems reasonably necessary for the protection of Landlord or the Project, showing the same to prospective tenants during the last twelve (12) months of the Term (unless Tenant has exercised the Option to extend) or at any time that an Event of Default exists, lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project which Landlord is otherwise entitled to make pursuant to the terms of this Lease. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.

(b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant to the extent otherwise provided herein: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project above the ceiling or below the floors, pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, and (iii) to comply with any federal, state or local law, rule or order. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but subject to Sections 9(f) and 11(i) above, in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.

(c) Communication Equipment. If Tenant desires to use the roof of the Project to install communication equipment to be used from the Premises, Tenant may so notify Landlord in writing (“Communication Equipment Notice”), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If at the time of Landlord’s receipt of the Communication Equipment Notice, Landlord reasonably determines that space is available on the roof of the Tower or Annex for such equipment, then subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain one (1) so-called “satellite dish” or other similar device, such as antennae on the existing designated area of the Tower for such equipment and may install such devices (collectively, “Communication Equipment”) on the “Designated Annex Area” on the roof of the Annex, provided each device at either location is no greater than one (1) meter in diameter, together with aesthetic screening designated by Landlord and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at particular locations on the roof of the Tower and/or the Designated Annex Area reasonably designated by Landlord. The “Designated Annex Area” shall be an area of at least five hundred (500) square feet designated by Landlord on the roof of the Annex, provided that such area so designated by Landlord may not be in more than two (2) separate blocks, and at least one (1) such block shall be not less than ten (10) feet by ten (10) feet. Landlord shall have the right to require Tenant to relocate the Communication Equipment at any time to another location on the roof of the Tower or Annex reasonably approved by Tenant. After Tenant has installed such Communication Equipment, Landlord shall not permit any other party to install anything on the roof of the Tower or Annex or anywhere else on the Project that will unreasonably interfere with Tenant’s rights under this Article 12. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty provided such contractor shall charge market competitive rates. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

(i) Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and covenants, conditions and restrictions recorded against the Project as of the date of installation and Landlord makes no representation that such covenants, conditions and restrictions and laws, rules and regulations permit such installation and operation.

(ii) All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval not to be unreasonably delayed or conditioned.

(iii) All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.

(iv) It is expressly understood that Landlord retains the right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

(v) Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Project or with any other tenant’s Communication Equipment, and not to damage the Project or interfere with the normal operation of the Project.

(vi) Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Tower or Annex) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Communication Equipment available to any third party (other than such permitted assignee or subtenant) and the Communication Equipment shall be only for Tenant’s (or such assignee’s or subtenant’s) use in connection with the conduct of their business in the Premises.

(vii) Tenant shall (A) be solely responsible for any damage caused as a result of the Communication Equipment, (B) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (C) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

(viii) The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Project within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 12(c)(viii) shall survive the expiration or earlier termination of this Lease.

(ix) The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease.

(x) Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord’s rooftop management company regarding Tenant’s installation, use and operation of the Communication Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Section 12(c).

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively, “Landlord Parties”) harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord hereby indemnifies Tenant and Coinstar, Inc. and their subsidiaries, partners, parental or other affiliates and their respective shareholders, officers, directors, employees and contractors (collectively, the “Tenant Parties”) and holds Tenant and the Tenant Parties harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (i) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby indemnifies and holds Tenant and the Tenant Parties harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Tenant Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Except as expressly provided herein, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties (including all rights of contribution to the extent not prohibited by Illinois law, including but not limited to contribution claims under the Illinois Joint Tortfeasor Contribution Act, 740 ILCS 100/0.01 et seq.), except for: (i) damage to property caused solely by the gross negligence or willful misconduct of Landlord or the Landlord Parties and is not covered, or required to be covered under this Lease, by Tenant’s insurance (which for purposes hereof shall be deemed to include any deductibles and self-insurance amounts), or (ii) injury to persons caused by the negligence or willful misconduct of Landlord or the Landlord Parties.

(b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties that is not covered, or required to covered under this Lease, by Tenant’s insurance (which for purposes hereof shall be deemed to include any deductibles and self-insurance amounts), for damage that may be sustained by the goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

ARTICLE 14

INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate (which may be satisfied, in part, by umbrella coverage), including products liability coverage if applicable, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity agreements set forth in Article 13 hereof (to the extent such indemnification obligations are covered under a standard Commercial General Liability policy); (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, and sprinkler leakage coverage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; and (iii) Worker’s Compensation coverage as required by law. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord reasonably specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of A-VIII or better in Best’s Insurance Guide. Certificates of coverage shall be provided by Tenant to Landlord. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, (1) a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the Project, and

(2) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance. Additionally, Landlord may carry (i) Earthquake and/or Flood Damage Insurance; and (ii) Rental Income Insurance; and (iii) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

(e) Compliance with Insurance Requirements. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises over and above the amount permitted in Section 11(a), Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Except as provided below, Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, not to be unreasonably withheld or conditioned. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed assignee or subtenant (collectively, “Transferee”) shall be subject to the prior written consent of Landlord, not to be unreasonably withheld or conditioned; without limiting the generality of the foregoing, Landlord may deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (a) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project , or (b) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii) The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord, based on the obligations to be undertaken by the Transferee;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof which is inconsistent with a first-class, institutional quality office building; or

(iv) The proposed Transferee is negotiating with Landlord to lease space in the Project.

(b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer not to exceed $3,000.00 per proposed Transfer in the aggregate;

(c) That any proposed subtenant shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so sublet; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. Landlord shall grant or deny consent to a proposed Transfer by written notice to Tenant within ten (10) business days after Landlord’s receipt of an executed duplicate original of the Transfer document together with a completed lease application by the Transferee and financial information reasonably requested by Landlord (collectively, the “Transfer Request”). If Landlord fails to so respond in writing to Tenant within said ten (10) business day period, Tenant may send a second written notice (“Deemed Response Notice”) to Landlord with such information and indicating that such Deemed Response Notice is being delivered pursuant to Article 15 of this Lease. Landlord’s failure to withhold its consent by written notice to Tenant within five (5) business days after Landlord’s receipt of a properly delivered Deemed Response Notice shall be deemed to constitute Landlord’s consent to such Transfer. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such consent shall be effected on forms supplied by Landlord and/or its legal counsel; and (iv) Landlord may require that no Event of Default be then continuing. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment, an injunction for the relief sought and/or monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease.

The term “Affiliate” shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires or succeeds to, Tenant through the purchase of stock or assets. Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant or as a collateral assignment of this Lease as part of a financing shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease (other than a collateral assignment) pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

Tenant may request, as part of its Transfer Request, that a subtenant receive a recognition agreement (“Recognition Agreement”) from Landlord which provides that in the event this Lease is terminated due to a default by Tenant hereunder, Landlord shall recognize the Transfer, provided that Landlord shall only execute a Recognition Agreement with such subtenant under the following conditions (which conditions shall be reflected in the Recognition Agreement): (i) such Transfer is made upon the same terms and conditions set forth in this Lease, subject to equitable modifications based on the number of rentable square feet contained in the space which is the subject of the sublease (the “Subject Space”); provided, however, the rental and other economic terms of such Transfer shall be the greater of (A) those applicable to the Subject Space under this Lease, and (B) those applicable to the Subject Space under the sublease, (ii) the Subject Space is either (A) a floor or floors higher than any other floors of the Premises which are not subject to a Recognition Agreement, or (B) a floor or floors lower than any other floors of the Premises which are not subject to a Recognition Agreement, (iii) the Subject Space contains only full floors in the Project, (iv) all Subject Space is contiguous, (v) Landlord determines that the subtenant is, as of the date this Lease is terminated, a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the subject Transfer, (vi) Landlord shall not be liable for any act or omission of Tenant, (vii) Landlord shall not be subject to any offsets or defenses which subtenant might have as to Tenant or to any claims for damages against Tenant, (viii) Landlord shall not be required or obligated to credit subtenant with any rent or additional rent paid by subtenant to Tenant, (ix) Landlord shall not be bound by any terms or conditions of the sublease which are inconsistent with the terms and conditions of this Lease, (x) Landlord shall be responsible for performance of only those covenants and obligation of Tenant pursuant to the sublease accruing after the termination of this Lease, and (xi) the subtenant shall make full and complete attornment to Landlord, as lessor, pursuant to a written agreement executed by Landlord and the subtenant. Upon Landlord’s written request given at any time after the termination of this Lease, the subtenant shall execute a lease for the Subject Space upon the same terms and conditions as set forth in the Recognition Agreement. Tenant shall pay, as Additional Rent and within fifteen (15) days after invoice, for all reasonable costs incurred by Landlord in preparing such Recognition Agreement.

ARTICLE 16

DAMAGE OR DESTRUCTION

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s reasonable estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Report Estimate indicates that repairs can be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of Improvements and Alterations within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. However, Landlord shall have no right to any insurance proceeds payable with respect to Tenant’s personal property, furniture, trade fixtures or equipment. If the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged to any substantial extent, whether or not the Premises are affected, if the damage is attributable to a cause not covered by Landlord’s insurance policies provided that Landlord maintained the insurance it was required to maintain pursuant to Section 14(c) above. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above and if the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after being commenced and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, agents or contractors, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, and if Tenant does not exercise an available Option to extend the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the negligence or willful misconduct or Tenant or Tenant’s agents, employees or contractors, then notwithstanding anything in this Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as a result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases any rights under law to terminate this Lease in the event of a casualty.

ARTICLE 17

SUBORDINATION

This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property. However, Landlord represents to Tenant that, as of the date of this Lease, no mortgage or deed of trust encumbers the Project. Subject to Tenant obtaining an SNDA (as defined below), this Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which hereafter affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all commercially reasonable documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other party in question a commercially reasonable written undertaking in favor of Tenant to the effect that, among other things, such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease (an “SNDA”). Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within five (5) days after request execute such further commercially reasonable instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default as provided in the SNDA. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, whichever is earlier. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the Basic Rental shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have under law to terminate this Lease in the event of a taking under power of eminent domain.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after notice that the same is due or payable hereunder; said five (5) day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below;

(b) Except as set forth in items (a) above and (c) through and including (e) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure, provided if Tenant is unable to cure such failure within thirty (30) days and Tenant is diligently attempting to cure, the thirty (30) day period shall be extended as long as is reasonably necessary for Tenant to effectuate the cure. Such thirty (30) day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below;

(c) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(d) Tenant’s failure to timely comply with the terms of Article 10; or

(e) Tenant’s failure to observe or perform according to the provisions of Articles 7, 14, 17 or 25 within five (5) business days after notice from Landlord. Such five (5) business day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof (even if prior to the Commencement Date), Landlord may exercise all of its remedies as may be permitted by law for terminating this Lease and/or Tenant’s right to possession of the Premises, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant, and recovering from Tenant all amounts to which Landlord is entitled pursuant to this Lease or applicable laws. Without limiting the generality of the foregoing provisions, if there shall be an Event of Default, Landlord shall have the following remedies, which are distinct, separate and cumulative with and in addition to any other right or remedy allowed under any other provision of this Lease or at law or equity:

(i) Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by forcible entry and detainer proceedings or other lawful means, without terminating this Lease, and recover from Tenant: (1) any unpaid Basic Rentals and Additional Rent as of the date possession is terminated, (2) any unpaid Basic Rentals and Additional Rent which thereafter accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any net rent received from replacement tenants for the Premises as further described and applied pursuant to Section (e) (excluding any Extra Rent), and less any amount required to be subtracted as a result of Landlord’s failure to use reasonable efforts to mitigate Landlord’s damages under Section (d); and (3) late charges and interest under Section (g), and any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including all Costs of Reletting (as defined in Section (e)). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand. At any time after terminating Tenant’s right to possession as provided herein, Landlord may terminate this Lease as provided in clause (ii) below by notice to Tenant, and Landlord may pursue such other remedies as may be available to Landlord under this Lease or at law or equity.

(ii) Landlord may terminate this Lease and Tenant’s right of possession, reenter and repossess the Premises by forcible entry and detainer proceedings or other lawful means, and recover from Tenant: (1) any unpaid Basic Rentals and Additional Rent as of the termination date plus late charges and interest at the rate in Section (g); (2) the amount by which: (x) any unpaid Basic Rentals and Additional Rent which would have accrued after the termination date during the balance of the Term exceeds (y) the net rent that Landlord has obtained from a replacement tenant, or could reasonably be expected to obtain based on the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-lease the Premises to, and begin receiving rent from, a suitable replacement tenant, and Costs of Reletting (as defined in Section (e)) that Landlord may reasonably be expected to incur in order to enter into such replacement lease; and (3) late charges and interest under Section (g), and any other amounts necessary to compensate Landlord for all damages proximately caused by

Tenant’s failure to perform its obligations under this Lease. For purposes of computing the amount of Direct Expenses included in Additional Rent herein that would have accrued after the termination date, Tenant’s obligations for Direct Expenses shall be projected based upon the average rate of increase in such items from the Commencement Date through the termination date (or if such period shall be less than three years, then based on Landlord’s reasonable estimates). The amounts computed in accordance with the foregoing subclauses (x) and (y) shall be discounted to present value using a discount factor equal to the yield of the Treasury Note or Treasury Bill having a remaining maturity period approximately the same as the period from the termination date to the end of the Term.

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) If this Lease or Tenant’s right to possession of the Premises is terminated, Landlord may, to the extent permitted by applicable law: (i) enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodeling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord’s sole discretion to prevent damage or deterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion or portions of the Premises (separately or as part of a larger space or spaces), for any rent, use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord’s sole discretion. The consideration received from such reletting shall be applied pursuant to the terms of Section (e), and if such consideration, as so applied, is not sufficient to cover all amounts to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to the other provisions hereof.

(d) If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall mitigate Landlord’s damages to the extent required by Illinois laws, subject to the following provisions to the extent not prohibited by Illinois laws governing non-residential leases: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall in no event exceed such efforts as Landlord generally uses to lease other space at the Project; (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Project or other projects owned by Landlord or its affiliates in the same geographic area before reletting all or any portion of the Premises; and (iii) any proven failure by Landlord to mitigate with respect to any period of time shall only reduce the Basic Rentals and Additional Rent and other amounts to which Landlord is entitled hereunder by the net amount of rent that Landlord could reasonably be expected to obtain based on the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Section (e)) that Landlord may reasonably be expected to incur in order to enter into such replacement lease. Unless and until Landlord has terminated this Lease or Tenant’s right to possession, to the extent not prohibited under Illinois laws governing non-residential leases: (1) Landlord shall have no obligation to mitigate damages; (2) Tenant shall use commercially reasonable efforts to mitigate its own damages by seeking a suitable subtenant or assignee (subject to Article 15 of this Lease); and (3) Tenant expressly waives the provisions of 735 ILCS  5/9-213.1, as amended from time to time, and agrees that such provisions shall not apply until Landlord has terminated this Lease or Tenant’s right to possession of the Premises.

(e) No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant. Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not therefor reduced to judgment. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease, or Tenant’s right to possession, after this Lease, or Tenant’s right to possession, is terminated based on an Event of Default by Tenant. All rent and other consideration paid by any replacement tenants shall be applied at Landlord’s option: (i) first, to the Costs of Reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any guarantor, (iii) third, to the payment of all late charges and interest hereunder, (iv) fourth, to the payment of Basic Rentals and Additional Rent, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Basic Rentals and Additional Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord). “Costs of Reletting” shall include without limitation, all costs and expenses incurred by Landlord for any repairs or other matters described in Section (c) above, brokerage commissions, advertising costs, attorneys’ fees, any economic incentives given to enter into leases with replacement tenants, and costs of collecting rent from replacement tenants. If Landlord relets the Premises together with other space or for a term extending beyond the scheduled expiration of the Term, Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated either for such other space or for the period extending beyond the scheduled expiration of the Term (collectively, the “Extra Rent”) against Landlord’s claims and damages under this Lease.

(f) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law or at equity, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy. Landlord shall at all times have the right without prior demand or notice except as required by applicable laws to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, and (ii) sue for and collect any unpaid Basic Rentals and Additional Rent which has accrued; and (iii) invoke any statutory possessory remedies available at law or equity.

(g) Any amount due from either party to the other hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein (the “Default Rate”), but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease or at law or equity. Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to a imposition of any late charge or interest charge under this Section 20(e) two (2) times per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 20(e) in such calendar year.

(h) Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord which accrue from and after the date of such transfer or termination so long as the transferee assumes all obligations of Landlord which accrue on and after the date of the transfer. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within twenty (20) days after request, execute such further commercially reasonable instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease Landlord and Tenant warrant and represent that they have had dealings only with firms set forth in Article 1.H. of the Basic Lease Provisions and that they know of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith. Each party does hereby indemnify and agree to hold the other and their agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23

PARKING

Tenant shall be entitled to use, commencing on the Commencement Date, the number of parking passes set forth in Article 1.I. of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. All of such parking shall be at no charge to Tenant during the initial Term. If Landlord reasonably determines that parking usage results in the Project parking facility being over-burdened, Landlord shall have the right, but not the obligation, to implement valet parking or other parking attendant assistance at the Project parking facility; provided, however, that any such valet parking or other attendant assisted parking shall be at no additional cost to Tenant. The existing elective valet parking service provided at the Project may, however, continue to charge parkers the prevailing valet rate, provided that such service remains elective. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Provided that Tenant’s rights hereunder remain in effect, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may, from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Project parking facility. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 24

WAIVER

No waiver by either party of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No provision of this Lease may be waived by either party, except by an instrument in writing executed by the waiving party. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

If requested by Landlord in connection with a sale or financing of the Project, Tenant shall, at any time and from time to time, upon not less than twenty (20) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further verification of information regarding this Lease is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Upon request from Tenant in connection with a proposed assignment or sublease, Landlord shall provide a similar statement to Tenant.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of (a) insurance, condemnation and rental proceeds, plus (b) the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Project. However, so long as Long Ridge Office Portfolio, L.P. or any affiliate thereof is the owner of the Project, the amount specified in Section 26(b) above shall not be less than Five

Million Dollars ($5,000,000.00). No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease.

ARTICLE 28

HAZARDOUS WASTE

(a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(c) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees except for general office supplies typically used in the ordinary course of business (e.g., copier toner, liquid paper, glue, ink, and cleaning solvents) in commercially reasonable amounts. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.

(b) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material.

(c) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Illinois or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a

“Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (iii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(d) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(c) above.

(e) Landlord shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Project by Landlord, its agents, employees or contractors except for those used in the operation or maintenance of the Project in commercially reasonable amounts.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease and/or Tenant’s right to possession of the Premises, Tenant shall quit and surrender possession of the Premises to Landlord in broom clean condition, reasonable wear and tear, condemnation, casualty resulting in termination of this Lease and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant not to require Tenant to remove any data cabling servicing the Premises. Tenant shall be responsible for the reasonable cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises.

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within two (2) business days after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in Article 9 above. Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit.

(ii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project provided Landlord shall not discriminate in the enforcement of the Rules and Regulations against all tenants and occupants. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Articles 15, 17 and 21 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and except as otherwise expressly provided herein shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises, Attention: General Counsel with a copy to Tenant also addressed to the Premises, Attention: Facilities Management and with an additional copy to Coinstar, Inc., Attention: General Counsel/Legal Department, 1800 114th Avenue, SE, Bellevue, Washington 98004, or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes except that, (i) upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes, and (ii) the address of Coinstar, Inc. as Guarantor (or any successor Guarantor) may only be changed by notice from Coinstar or such successor. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Notices shall be deemed effective upon receipt, provided that any refusal to accept delivery shall be deemed to constitute receipt.

(m) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent (except as otherwise expressly provided herein). If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder (including, without limitation, Tenant’s repair obligations under Section 9(b) above), and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may provide Tenant a notice stating clearly that a failure to respond to this notice shall permit Landlord to exercise its rights under this Section 30(m). If Tenant fails to then take corrective action within five (5) business days thereafter, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to

Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(n) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, the areas between such walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable. If, however, Landlord’s exercise of its rights under this Section 30(n)(ii) will have a material adverse impact on Tenant’s rights under this Lease, Landlord shall first obtain Tenant’s reasonable consent to such actions unless such actions are required by law.

(iii) Upon at least thirty (30) days’ notice to Tenant, Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time. However, if the street address of the Project is so changed by Landlord in Landlord’s discretion (and not as a result of a governmental change), Landlord shall reimburse Tenant for the reasonable cost of replacement of Tenant’s then stock of stationery required by Tenant due to such change.

(o) Signing Authority. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Lease on behalf of Tenant. Landlord has, prior to the date of this Lease, provided Tenant with reasonable evidence of the authority of the individuals executing this Lease on behalf of Landlord.

(p) Intentionally Omitted.

(q) Survival of Obligations. Any obligations of Landlord or Tenant occurring prior to the expiration or earlier termination of this Lease and/or Tenant’s right to possession of the Premises shall survive such expiration or earlier termination.

(r) Confidentiality. Landlord and Tenant acknowledge that the content of this Lease and any related documents (including, without limitation, any financial statements) are confidential information. Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than their financial, legal and space planning consultants and any proposed Transferees and prospective purchasers or lenders and except as may be required by law. Neither party shall issue a press release or announcement with respect to this Lease without the consent of the other party.

(s) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Illinois. No conflicts of law rules of any state or country (including, without limitation, Illinois conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Illinois. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Illinois, with venue in the County in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of Illinois in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Illinois law and consent to the enforcement of any judgment so obtained in the courts of the State of Illinois on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of Illinois were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(t) Office of Foreign Assets Control. Each party certifies to the other that such party is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control. Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity.

(u) Financial Statements. Within twenty (20) days after Tenant’s receipt of Landlord’s written request, which request may only be made in connection with the prospective sale or financing of the Project or at any time that an Event of Default exists and may not be made more than once every calendar year, Tenant shall provide Landlord with the most recent quarterly financial statements of Tenant.

(v) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(w) Independent Covenants. Except as expressly provided in Section 9(f) above, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary.

(x) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(y) Guaranty of Lease. This Lease is subject to and conditional upon Tenant’s delivery to Landlord concurrently with Tenant’s execution and delivery of this Lease, of a guaranty of lease (the “Guaranty”) fully executed and binding upon Coinstar, Inc., a Delaware corporation, as guarantor (“Guarantor”). Said Guaranty shall be in the form and upon the terms contained in Exhibit “E” attached hereto and made a part hereof. Tenant or Guarantor shall have the option to substitute for the Guaranty, an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord issued by a financial institution reasonably satisfactory to Landlord in the amount of the Liability Amount specified in the Guaranty, which amount may be reduced at the same times, and subject to the same terms and conditions, and to the same amounts as the Liability Amount may be reduced under the Guaranty (as if the Guaranty was still in effect). Tenant or Guarantor (as applicable) shall be responsible for all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the issuer of the Letter of Credit is declared to be insolvent by the Federal Deposit Insurance Corporation (or any comparable institution) or becomes a debtor in any case or proceeding under the Bankruptcy Code or any similar statute, or ceases to conduct business for any reason, Landlord may so notify Tenant, in which case Tenant shall, within five (5) business days after such notice from Landlord, provide Landlord with a new Letter of Credit which otherwise meets the requirements hereof. If (A) the term of the Letter of Credit will expire prior to the end of the initial Term of this Lease and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least twenty-five (25) days prior to the expiration of the Letter of Credit, or (B) a monetary Event of Default occurs under this Lease or Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or as hereinafter amended or any similar law or statute, Landlord may draw upon the Letter of Credit and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for amounts due from Tenant under this Lease or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s monetary Event of Default as otherwise permitted under Article 20 hereof. However, notwithstanding clause (B) of the immediately preceding sentence, if Landlord does not terminate this Lease as a result of such monetary Event of Default and if Tenant has not filed a petition under the Bankruptcy Code or is otherwise not a debtor in any case or proceeding under the Bankruptcy Code, Landlord may only draw from the Letter of Credit the amount(s) due to Landlord under this Lease (and the Letter of Credit shall permit such partial draws). If Tenant delivers a Letter of Credit in compliance with the requirements of this Section 30(y)

above, the Guaranty shall automatically terminate and shall be of no further force and effect and upon request from Tenant or the Guarantor under the Guaranty, Landlord shall execute commercially reasonable documentation indicating that the Guaranty has been terminated.

ARTICLE 31

OPTION TO EXTEND

(a) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) one (1) option (“Option”) to extend the Term for the Designated Premises (as defined below) for a period of five (5) years (“Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or an Affiliate Assignee (and not any other assignee, sublessee or other transferee). The “Designated Premises” shall be specified by Tenant in Tenant’s Interest Notice provided under Section 31(c) below and shall consist of either the entire Premises (as it then exists), or a portion of the Premises; provided, however, that if the Designated Premises consists of only a portion of the Premises (i) if the Designated Premises includes the Annex Premises, the entire Annex Premises must be included in the Designated Premises and the Designated Premises may not include only a portion of the Annex Premises, (ii) for any floor of the Tower contained in the Designated Premises, the Designated Premises must include all of the space leased by Tenant on such floor and may not include only a portion of space leased by Tenant on such floor, and (iii) Tenant may not exclude full floors of the Premises from the Designated Premises which are between full floors included by Tenant within the Designated Premises (e.g., if Tenant then leases all of the seventh (7th), eighth (8th), ninth (9th), tenth (10th) and eleventh (11th) floors of the Tower, Tenant may not exclude the eighth (8th) floor unless Tenant also excludes the seventh (7th) floor and Tenant may not exclude the tenth (10th) floor unless Tenant also excludes the eleventh (11th) floor and Tenant may not exclude the ninth (9th) floor unless Tenant also excludes either the tenth (10th) and eleventh (11th) floors or the seventh (7th) and eighth (8th) floors).

(b) Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions, for a term comparable to the Option Term, which comparable space is located in high-rise office building projects of comparable age, size and quality of construction to the Project in Oakbrook Terrace, Illinois, taking into consideration and adjusting for (i) concessions granted in such comparable transactions as compared to those in this extension transaction, and (ii) the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements.

(c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) an Event of Default must not exist on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within fifteen (15) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current licensed real estate leasing broker of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, the appointment of the third (3rd) arbitrator shall made by one (1) JAMS arbitrator pursuant to the JAMS Streamlined Arbitration Rules and Procedures in Chicago. The scope of the JAMS arbitration shall be limited to the appointment of the third arbitrator who will be involved in determining the Market Rent together with the original two arbitrators whom the parties have appointed. The JAMS arbitrator shall have no authority to determine the Market Rent or any other matter. Promptly after the JAMS arbitrator appoints the third arbitrator for determining the Market Rent, such third arbitrator and the original two arbitrators shall determine the Market Rent as provided in this Lease.

(vii) Judgment on any arbitration decision or award may be entered in any court having jurisdiction. The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

RIGHT OF FIRST OFFER/REFUSAL

Landlord hereby grants to Tenant a right of first offer/refusal with respect to the following space (collectively, the “First Offer Space”): (i) floors two (2), three (3), four (4), five (5), six (6) and twelve (12) of the Tower, (ii) the first (1st) floor of the Tower other than suites which Landlord intends to lease for retail uses, (iii) all of the remaining space in the Annex, (iv) the Termination Premises should Tenant exercise its Termination Option under Article 34 below, and (v) any portion of the Premises Tenant elects not to lease during the Option Term under Article 31 above. The rentable square footage of all First Offer Space shall be determined pursuant to the BOMA Standard. Notwithstanding the foregoing (x) such first offer/refusal right of Tenant shall commence only following the expiration or earlier termination of the following (collectively, the “Superior Leases”): (A) any existing lease pertaining to any portion of the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease, and (C) as to the Termination Premises and any portion of the Premises Tenant elects not to lease during the Option Term, the first lease pertaining to such space entered into by Landlord after the date Tenant surrenders such space back to Landlord, including in the case of (A), (B) and (C) any renewal or extension of such existing or future lease, but only if such renewal or extension is pursuant to an express written provision in such lease, and (y) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights (collectively, the “Superior Expansion Rights”) granted to the tenants of the Superior Leases (the rights described in items (x) and (y), above to be known collectively as “Superior Rights”). As of the date of this Lease, there are no extension or renewal options in favor of tenants currently leasing any First Offer Space and there are no Superior Expansion Rights. Tenant’s right of first offer/refusal shall be on the terms and conditions set forth in this Article 32.

(a) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed term of lease and the proposed rent payable for the First Offer Space. Notwithstanding the foregoing, however, if the First Offer Notice is delivered to Tenant pursuant to the immediately preceding sentence or the next sentence below on or before the date which is eighteen (18) months after the Commencement Date, the following terms (“Agreed Terms”) shall apply: (i) as to First Offer Space in the Tower, the Basic Rental and Improvement Allowance shall be at the same rate per rentable square foot as applicable to the initial Tower Premises (and Basic Rental shall be subject to abatement at the same times as applicable to the initial Premises under Section 3(a) above), the Lease Term shall be co-terminous with the Lease Term for the initial Tower Premises and the Economic Terms shall reflect this Section 32(a)(i); (ii) as to First Offer Space in the Annex which is, at such time, office space, the Basic Rental and Improvement Allowance shall be at the same rate per rentable square foot as applicable to the initial Annex Premises (and Basic Rental shall be subject to abatement at the same time as applicable to the initial Annex Premises under Section 3(a) above), the Lease Term shall be co-terminous with the Lease Term for the initial Premises, Landlord shall provide the existing HVAC system in good working order and the Economic Terms shall reflect this Section 32(a)(ii); and (iii) as to First Offer Space in the Annex which is then warehouse space, the Annual Basic Rental shall be $9.00 per rentable square foot to the extent the term of Tenant’s lease of such space is within the first (1st) Lease Year, which rate shall increase by $.50 per rentable square foot annually for each subsequent Lease Year, no Improvement Allowance or rent abatement shall be provided, such space shall be delivered in its then “as is” condition, the Lease Term shall be co-terminous with the Lease Term for the Premises and the Economic Terms shall reflect this Section 32(a)(iii). However, notwithstanding that Landlord may not have previously delivered a First Offer Notice to Tenant, Tenant may request in writing that Landlord provide Tenant with a First Offer Notice with respect to any then available First Offer Space on floors so designated by Tenant in such request and Landlord shall within ten (10) days thereafter deliver a First Offer Notice to Tenant with respect to any such then available space. In addition, notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last twelve (12) months of the initial Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) above.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer/refusal with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant’s exercise of its right of first offer/refusal with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice.

(c) Right of First Refusal. If Tenant does not unconditionally exercise its right of first offer/refusal within the ten (10) business day period specified in Section 32(b) above, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, that when Landlord receives a request for proposal that Landlord would seriously consider for such space or when Landlord issues a proposal to a third (3rd) party tenant for such space, Landlord shall first deliver written notice to Tenant (“Second Chance Refusal Notice”) providing Tenant with the additional right of first offer/refusal to lease the First Offer Space on such terms that Landlord would so accept from a third (3rd) party. Notwithstanding the foregoing, however, if the Second Chance Refusal Notice is delivered to Tenant on or before the date which is eighteen (18) months after the Commencement Date, the Agreed Terms reflected in Section 32(a) above shall apply. Tenant’s failure to elect to lease the First Offer Space upon such terms by written notice to Landlord within seven (7) business days after Tenant’s receipt of such Second Chance Refusal Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Refusal Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(c) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease pursuant to an express written provision in such third (3rd) party lease. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer/ refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(d) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Article 32. The First Offer Space shall be delivered to Tenant in the condition specified in the Economic Terms. Unless otherwise specified in Landlord’s Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(e) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant and any Affiliated Assignee, and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee). Notwithstanding the foregoing or anything to the contrary contained herein, during any period in which Tenant subleases greater than fifty percent (50%) of the original Premises for all or substantially all of the remainder of the then existing Term, the First Offer Space described above shall only apply to any such space which is on the same floor or on a contiguous floor(s) to space then occupied by the Original Tenant or any Affiliated Assignee; however, during any period in which Tenant subsequently subleases fifty percent (50%) or less of the original Premises for all or substantially all of the remainder of the then existing Term, such restriction on the First Offer Space shall no longer apply. Furthermore, Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, (i) an Event of Default then exists under this Lease or (ii) Tenant has delivered a Termination Notice to Landlord under Article 34 below.

ARTICLE 33

SIGNAGE

Subject to this Article 33, Tenant shall be entitled to install, at Tenant’s sole cost and expense, signage in the elevator lobby of each full or partial floor of the Tower Premises leased by Tenant (provided that signage on partial floors shall be Project-standard), the signage for Tenant’s Kiosk described in Section 30(p) above and the following signage (collectively, “Tenant’s Signage”) at the Project: (i) exclusive elevator lobby signage on the first floor of the Tower for the elevator bank for the Premises (collectively, “Elevator Lobby Signage”), which Elevator Lobby Signage shall reflect Tenant’s standard logo and graphics, (ii) signage on a multi-tenant monument to be constructed by Landlord at Landlord’s sole cost and expense within twelve (12) months of the Commencement Date (“Shared Monument Signage”), which monument shall be the approximate location shown on Exhibit “I” and pursuant to the specifications reasonably determined by Landlord, and which Shared Monument Signage shall be located in the top signage position on the monument, and (iii) exclusive monument signage at the approximate location shown on Exhibit “I” (“Exclusive Monument Signage”). Except as expressly provided in this Article 33 above, and except as shown on Exhibit “I”, the graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of

Tenant’s Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Landlord has, however, approved the Signage Specifications shown on Exhibit “G”. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of Tenant’s Signage, as well as all costs of design and construction of Tenant’s Signage and all other costs associated with Tenant’s Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to lease at least three (3) full floors in the Tower (whether by virtue of the Termination Option or due to Tenant’s exercise of the extension Option for less than all of the Premises or otherwise), then Landlord shall have the right (but not the obligation), at Landlord’s sole cost and expense, to modify (a) the Elevator Lobby Signage so that it is no longer the exclusive sign on the first floor of the Tower for Tenant’s elevator bank, (b) the Shared Monument Signage so that Tenant’s signage is no longer located at the top location, and (c) the Exclusive Monument Signage so that Tenant’s signage is no longer exclusive to Tenant. The rights to Tenant’s Signage shall be personal to the Original Tenant and any Affiliated Assignee and may not otherwise be transferred. Should Tenant’s Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the applicable monument or exterior of the Project (as applicable) and shall cause the applicable monument or the exterior of the Project (as applicable) to be restored to the condition existing prior to the placement of Tenant’s Signage. If Tenant fails to remove Tenant’s Signage and to restore the applicable monument or exterior of the Project (as applicable) as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

ARTICLE 34

TERMINATION OPTION

Provided Tenant fully and completely satisfies each of the conditions set forth in this Article 34, Tenant shall have the option (“Termination Option”) to terminate this Lease as to the Termination Premises effective as of the last day of the seventy-second (72nd) month of the Lease Term only (the “Termination Date”). The term “Termination Premises” shall be specified by Tenant in Tenant’s Termination Notice and shall consist of either the entire original Premises or a portion of the original Premises; provided, however, that if the Termination Premises consists of only a portion of the original Premises (A) if the Termination Premises includes the Annex Premises, the entire Annex Premises must be included in the Termination Premises and the Termination Premises may not include only a portion of the Annex Premises; (B) for any floor of the Tower contained in the Termination Premises, the Termination Premises must include all of the space leased by Tenant on such floor and may not include only a portion of space leased by Tenant on such floor, and (C) Tenant may not include full floors of the Premises in the Termination Premises which are between full floors retained by Tenant (e.g., if Tenant then leases all of the seventh (7 th), eighth (8th), ninth (9th), tenth (10th) and eleventh (11th) floors of the Tower, Tenant may not include the eighth (8th) floor in the Termination Premises unless Tenant also includes the seventh (7th) floor and Tenant may not include the tenth (10th) floor unless Tenant also includes the eleventh (11th) floor and Tenant may not include the ninth (9th) floor unless Tenant also includes either the tenth (10th) and eleventh (11th) floors or the seventh (7th) and eighth (8th) floors). In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord at least twelve (12) months prior to the Termination Date, (b) at the time of the Termination Notice Tenant shall not be in default under this Lease after expiration of applicable cure periods, and (c) Tenant shall pay to Landlord a termination fee (“Termination Fee”) equal to the sum of the unamortized balance, as of the Termination Date, of the (i) Improvement Allowance allocable to the Termination Premises based on relative square footage, (ii) brokerage commissions paid by Landlord in connection with this Lease allocable to the Termination Premises based on relative square footage, and, (iii) Abated Rent allocable to the Termination Premises based on relative square footage. Amortization shall be calculated on an eleven (11) year amortization schedule commencing as of the Commencement Date based upon equal monthly payments of the sum of principal and interest (as in a mortgage schedule), with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum. If Tenant exercises its rights to expand the Premises pursuant to Article 32 above, the Termination Premises may include all or a portion of the First Offer Space so added to the Premises (subject to the restrictions on Termination Premises described in this Article 34 above), provided that the Termination Fee shall be increased with respect to any First Offer Space so included within the Termination Premises by an amount equal to the sum of the unamortized balance, as of the Termination Date, of any costs incurred by Landlord to improve such First Offer Space, brokerage commissions paid by Landlord in connection with such expansion and any rent which is abated with respect to such space, with such amortization to be calculated on an amortization schedule commencing as of the effective date of Tenant’s lease of such space and continuing until the Expiration Date based upon equal monthly payments of the sum of principal and interest (as in a mortgage schedule), with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum. Fifty percent (50%) of the Termination Fee shall be paid by Tenant to Landlord as a condition to Tenant’s exercise of the Termination Option concurrently with Tenant’s delivery of the Termination Notice to Landlord. The remaining fifty percent (50%) of the Termination Fee shall be paid by Tenant to Landlord on or before the Termination Date. Notwithstanding anything contained in this Article 34 to the contrary, in the event Tenant fails to deliver the second (2nd) half of the Termination Fee to Landlord at the time set forth above, Landlord shall have the option to either (1) deem the Termination Notice rescinded, in which case this Lease shall continue in full force and effect for the remainder of the Lease Term, or (2) deem the Lease terminated as of the Termination Date with respect to the Termination Premises and pursue any remedies Landlord may have against Tenant for failure to pay such installment of the Termination Fee. Notwithstanding Tenant’s payment of the Termination Fee, Tenant shall remain responsible for payment of monthly Basic Rental and all other obligations of Tenant under this Lease through the Termination Date.

ARTICLE 35

EXISTING LEASE AND SUBLEASE

(a) Existing Lease. The parties acknowledge that Landlord currently leases to Tenant and Tenant currently leases from Landlord Suite 1200 and Suite 2700 in the Tower (the “Existing Premises”) and Suite 2510 in the Tower (the “25th Floor Space”) pursuant to that certain Office Lease Agreement dated May 30, 2006, as amended by First Amendment to Lease dated January 15, 2007, by Second Amendment to Lease dated February 27, 2007, by Third Amendment to Lease dated as of May 5, 2008 and by Fourth Amendment to Lease dated August 7, 2009 (as so amended, the “Existing Lease”). Effective as of the date which is sixty (60) days after the Commencement Date under this Lease, Tenant’s lease of the Existing Premises under the Existing Lease shall terminate and shall be of no further force or effect (except for those provisions of the Existing Lease which, by their terms, expressly survive the expiration or earlier termination of the Existing Lease). The period from the Commencement Date under this Lease through the date which is sixty (60) days thereafter may be referred to herein as the “Moving Period”. However, notwithstanding anything to the contrary contained in the Existing Lease, Tenant shall have no obligation to pay Base Rent, Expenses or Taxes (as those terms are defined in the Existing Lease) for the Existing Premises pursuant to the Existing

Lease attributable to such sixty (60) day Moving Period. Should Tenant fail to vacate the Existing Premises and surrender the Existing Premises to Landlord on or before the expiration of the Moving Period, the holdover provisions of the Existing Lease shall apply. Notwithstanding anything to the contrary contained in the Existing Lease, Tenant need not restore the Existing Premises to its original condition or remove any improvements from the Existing Premises; provided, however, that Tenant shall be required to remove all furniture, equipment and personal property from the Existing Premises and to remove cabling from the Existing Premises so designated for removal (to the applicable telephone closet(s)) by Landlord and shall return such space to Landlord in broom-clean condition. The parties acknowledge that Tenant’s lease of the 25th Floor Space pursuant to the Existing Lease shall not be terminated under this Section 35(a) and Tenant’s lease of the 25th Floor Space shall continue as provided in the Fourth Amendment to Lease dated August 7, 2009.

(b) Existing Sublease. The parties acknowledge that Tenant also currently subleases a portion of the twenty-fourth (24th) floor of the Tower (the “Sublet Premises”) pursuant to that certain Sublease Agreement dated as of November 11, 2008 (“Sublease”) by and between Tenant, as Subtenant, and CFM Direct, LLC, a Delaware limited liability company (“CFM”), as Sublessor. Concurrently with their execution and delivery of this Lease, Landlord and Tenant shall enter into that certain Assignment of Sublease Agreement in the form attached hereto as Exhibit “F” and made a part hereof whereby (i) Tenant shall assign to Landlord, and Landlord shall assume, all of Tenant’s right, title and interest in the Sublease effective as of the date which is sixty (60) days after the Commencement Date of this Lease; (ii) Tenant shall agree to vacate the Sublet Premises and surrender possession of the Sublet Premises to Landlord in the condition required in the Sublease on or before the expiration of the Moving Period, and (iii) Landlord shall be responsible for all Annual Base Subrent (as defined in the Sublease) attributable to the sixty (60) day Moving Period. Notwithstanding anything to the contrary contained in the Sublease, Landlord agrees Tenant need not restore the Sublet Premises to its original condition or remove any improvements or cabling from the Sublet Premises; provided, however, that Tenant shall be required to remove all furniture, equipment and personal property from the Sublet Premises and shall return such space to Landlord in broom-clean condition.

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IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership

	By:	MF FUNDING, INC., a Texas corporation, its General Partner

		By:	/s/ Joaquin de Monet
			Name:	Joaquin de Monet
			Title:	President & CEO

“TENANT”	REDBOX AUTOMATED RETAIL, LLC, a Delaware limited liability company

	By:	/s/ Mitch Lowe
	Print Name:	Mitch Lowe
	Title:	President

	By:	/s/ Frederick W. Stein
	Print Name:	Frederick W. Stein
	Title:	VP & General Counsel

EXHIBIT “A”

PREMISES

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT “A”

EXHIBIT “B”

RULES AND REGULATIONS

1. Except for the signage described in the Lease, no sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may charge Tenant its out-of-pocket costs for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.

EXHIBIT “B”

7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

10. Tenant shall reasonably cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not materially obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves. Tenant shall reasonably participate in recycling programs undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.

11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or unreasonably disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles, vehicles or animals (except “seeing eye” dogs or other recognized animals for assistance to individuals with a certified medical condition) of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord.

15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

EXHIBIT “B”

16. Intentionally Omitted.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and Holidays and may at all times control access to the equipment areas of the Project outside the Premises. Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises, and final departure therefrom. Landlord may also establish from time to time reasonable rules and charges for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. The requirements of tenants will be attended to only upon application to the management office of the Project.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

23. No air-conditioning unit or other similar apparatus not contemplated by the Lease shall be installed or used by any tenant without the prior written consent of Landlord.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

26. Parking.

(a) Subject to Landlord’s reasonable security requirements, repairs made by Landlord to the Project and Articles 16 and 18 of the Lease, Tenant shall have access to the Project parking facility twenty-four (24) hours per day, seven (7) days per week throughout the Term.

(b) Automobiles must be parked entirely within the stall lines on the floor.

(c) All directional signs and arrows must be observed.

(d) The speed limit shall be 5 miles per hour.

(e) Parking is prohibited in areas not striped for parking.

(f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not

EXHIBIT “B”

transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $30.00 for loss of any parking card. There shall be a security deposit of $30.00 due at issuance for each card key issued to Tenant.

(g) The monthly rate for parking is payable one (1) month in advance and must be paid by the third business day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily rate will be due. No deductions or allowances from the monthly rate will be made for days parker does not use the parking facilities.

(h) Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking.

(i) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(j) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(k) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(l) Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(m) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(n) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(o) Tenant agrees to acquaint all employees with these Rules and Regulations.

(p) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

28. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

EXHIBIT “B”

EXHIBIT “C”

NOTICE OF TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated	,	20 , between

(“Landlord”), and

(“Tenant”), concerning Suite , located at
.

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of                      for a term of                      ending on                     .

3. That in accordance with the Lease, Basic Rental commenced to accrue on                     .

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                      at                     .

6. The exact number of rentable square feet within the Premises is                      square feet.

7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is     %.

AGREED AND ACCEPTED:

TENANT:
,

a

By:

Its:

EXHIBIT ONLY

***DO NOT SIGN – INITIAL ONLY***

EXHIBIT “C”

EXHIBIT “D”

TENANT WORK LETTER

[REDBOX AUTOMATED RETAIL]

SECTION 1

LANDLORD’S WORK

Landlord shall perform, at Landlord’s sole cost and expense, those items indicated to be at Landlord’s cost on Schedule 1 attached hereto and made a part hereof and, if Tenant elects to convert the existing data center to office space, Landlord shall also make any improvements necessary to provide HVAC service to the entire Annex Premises (collectively, “Landlord’s Work”). Landlord shall cause Landlord’s Work to be performed concurrently with Tenant’s construction of the Improvements pursuant to this Tenant Work Letter and Landlord and Tenant shall work together, in good faith, to schedule such work so that Landlord’s Work does not interfere with Tenant’s construction of the Improvements and Tenant’s construction of the Improvements does not interfere with Landlord’s Work. Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Project on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant acknowledges that the Premises and the Base, Shell and Core shall be delivered to Tenant in their “as-is” condition, except (a) for latent defects to the Base, Shell and Core (but not latent defects in the existing leasehold improvements), (b) for Landlord’s obligations expressly provided in the Lease, and (c) as expressly provided in Schedule 1 hereto. The renovations to the improvements in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of the sum of $55.00 per rentable square foot of the Tower Premises plus $15.00 per rentable square foot of the Annex Premises. The Improvement Allowance may be used by Tenant for the costs relating to the initial design and construction of Tenant’s leasehold improvements to the Premises (the “Improvements”) and for the other Improvement Allowance Items described below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in connection with the Improvements in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by the date which is six (6) months after the Commencement Date. Notwithstanding the foregoing, the parties acknowledge that Landlord has already paid Tenant’s architect for a preliminary layout/test fit for the Premises and that such charges for such preliminary layout/test fit shall be at Landlord’s sole cost and expense and shall not be charged to the Improvement Allowance.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” Final Space Plan, Final Working Drawings and Approved Working Drawings as those terms are defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits (including the Permits [as defined below]), construction supervision fees (provided Landlord is not charging a construction supervision fee) and any security/key card system fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); (v) costs for Tenant to install cabling in the Premises

EXHIBIT “D”

and/or to retain the services of Catherine Hamilton of CB Richard Ellis to act as construction supervisor for Tenant and (vi) costs (collectively, “Miscellaneous Costs”) of purchase and installation of furniture for the Premises and costs incurred by Tenant to move its personal property (including equipment and trade fixtures) to the Premises. However, in no event shall more than Eight and 00/100 Dollars ($8.00) per rentable square foot of the Improvement Allowance be used for the items described in (i), (ii) and (v) above nor shall more than Seven and 00/100 Dollars ($7.00) per rentable square foot of the Improvement Allowance be used for Miscellaneous Costs; any additional amount incurred as a result of (i), (ii) and (v) above or Miscellaneous Costs (as applicable) shall be paid by Tenant. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows. Landlord shall not charge Tenant any type of review fee, supervisory fee or construction fee in connection with the Tenant Improvements.

2.2.1 Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Improvements, Tenant shall deliver to Landlord, as to the Improvements performed during the prior month: (i) a request for payment from the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed and which request for payment shall deduct the retention included in the construction contract with the Contractor (the aggregate amounts of such retentions to be known as the “Final Retention”); (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed trailing mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of Illinois law; and (iv) all other information reasonably requested by Landlord. Within thirty (30) days after the Tenant’s request, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention (regarding hard construction costs) payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days following the substantial completion of construction of the Premises (subject to punchlist items), provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with Illinois law, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project, unless Tenant agrees to be responsible for correcting such work and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. If the total estimated hard cost of construction of Improvements exceeds the amount of the Improvement Allowance which has not been previously paid or committed, then Tenant shall fund such excess on a prorata basis throughout the course of construction. By way of example only, and not as a limitation upon the foregoing, if the total estimated hard cost of construction of the Improvements is $6,000,000.00 and the amount of the Improvement Allowance available to be applied toward hard costs of construction of the Improvements (which has not been previously committed for soft costs, Miscellaneous Costs or other Improvement Allowance Items) is $5,000,000.00, then Tenant shall fund one-sixth (1/6th) of monthly invoices for hard costs throughout the course of construction and the Improvement Allowance shall be applied to the remaining 5/6ths).

2.3 Failure to Fund Improvement Allowance. If Landlord fails to timely fund any monthly payment of the Improvement Allowance or the Final Retention of the Improvement Allowance within the time periods set forth above in this Section 2, Tenant shall be entitled to

EXHIBIT “D”

deliver written notice (“Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining with specificity Landlord’s reasons that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord under this Tenant Work Letter (“Refusal Notice”), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s), together with interest at the Default Rate from the date of payment by Tenant until the date of offset, against Tenant’s first obligations to pay Basic Rental. However, Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge under the auspices of JAMS (or any successor to such organization) in Chicago, Illinois, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding, together with interest at the Default Rate from the date of payment by Tenant until the date of offset, against Tenant’s next obligations to pay Basic Rental (but Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable).

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord hereby approves Partners by Design, Inc. as the Architect. Tenant shall also retain the engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld. Landlord shall approve or reasonably disapprove any draft of the Final Space Plan within ten (10) business days after Landlord’s receipt thereof. If Landlord disapproves any draft of the Final Space Plan, Landlord’s disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Space Plan with the modifications required by Landlord. This process shall continue until the Final Space Plan is approved by Landlord.

3.3 Final Working Drawings. Upon approval of the Final Space Plan, Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”)

EXHIBIT “D”

and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld. Landlord shall approve or reasonably disapprove any draft of the Final Working Drawings within ten (10) business days after Landlord’s receipt thereof. If Landlord disapproves any draft of the Final Working Drawings, Landlord’s disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Working Drawings with the modifications required by Landlord. This process shall continue until the Final Working Drawings are approved by Landlord.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings (other than changes to the finish work or other cosmetic changes) may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and reasonably approved by Landlord.

4.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any life-safety work.

4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s reasonable and non-discriminatory construction rules and regulations which may include, without limitation, a requirement that any work that Landlord determines may be noisy, may cause vibrations or may otherwise disrupt other occupants of the Project must be performed during hours other than Business Hours.

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord, and Landlord’s indemnity of Tenant, as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of either party or its Agents.

4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.

EXHIBIT “D”

4.4.3.2 Special Coverages. Tenant’s Agents shall carry “Builder’s All Risk” insurance in an amount equal to the value of the Contractor’s contract value covering the construction of the Improvements, and such other insurance as Landlord may reasonably require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.

4.5 Late Delivery of Premises. The date upon which Landlord makes the entire Premises available to Tenant vacant and free of personal property so that Tenant may commence construction of the Improvements may be referred to herein as the “Delivery Date.” In the event that the Delivery Date does not occur on or before May 1, 2010 (the “Outside Availability Date”), as such May 1, 2010 date may be extended by delays attributable to Force Majeure, then the sole remedy of Tenant shall be that Tenant’s obligation to pay Basic Rental and Direct Costs shall be abated for one (1) day for each day that the Delivery Date occurs after the Outside Availability Date (as so extended). By way of example only, and not as a limitation upon the foregoing, if the Delivery Date occurs on May 6, 2010, then Tenant shall be entitled to five (5) days of abatement of Basic Rental and Direct Costs, which abatement shall apply after expiration of the abatement period described in Section 3(a) of the Lease (i.e., commencing with the first (1 st) day of the fourth (4th) full calendar month of the Term).

4.6 Landlord Delays. The one hundred thirty-five (135) day period specified in the definition of the Commencement Date shall be extended one (1) day for each day that Tenant is delayed in completing the Improvements in any portion of the Premises as a result of “Landlord Delay.” In addition, Tenant’s obligation to pay Basic Rental and Direct Costs shall be abated for one (1) day for each day of Landlord Delay (which abatement shall apply after expiration of the abatement period described in Section 3(a) of the Lease (i.e., commencing with the first (1 st) day of fourth (4th) full calendar month of the Term)). The term “Landlord Delay” shall mean only an actual delay in the completion of the Improvements which is caused by (a) the failure of Landlord to provide authorizations or approvals within the time periods set forth in this Tenant Work Letter, (b) the failure by Landlord to pay the Improvement Allowance when due under this Tenant Work Letter, (c) a violation by Landlord of its obligations under this Lease or this Tenant Work Letter, (d) the issuance of a stop work order by a governmental agency (but only to the extent caused for reasons within Landlord’s reasonable control and not caused by the act or omission of Tenant, its agents, employees or contractors) and/or (e) Landlord’s failure to meet dates specified in the construction schedule for Landlord’s Work referred to in Section 1 of this Tenant Work Letter, where such failure to meet such dates causes an actual delay in completion of the Improvements. Landlord’s failure to timely make the entire Premises available to Tenant shall not constitute a Landlord Delay, as such circumstance is addressed in Section 4.5 above. No Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord or its agents or employees is about to occur or has occurred which will cause a delay in the completion of the Improvements and Landlord has failed to cure such delay within two (2) business days after Landlord’s receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. The Tenant has designated Catherine Hamilton as its representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Donna Gibbons as its representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT “D”

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4 Existing HVAC Equipment. Tenant has notified Landlord that Tenant would like to retain the following HVAC equipment which is currently, as of the date of this Lease, located in the Premises (collectively, the “Desired Retained Equipment”): (i) the fiber connection between the Tower and the Annex, (ii) the rooftop units on the Annex, and (iii) two (2) LIEBERT CRAC units and the APC UPS in the data center (the “UPS Unit”). Provided that the existing occupant of the Premises, DeVry, Inc. (“DeVry”) leaves the Desired Retained Equipment within the Premises upon its surrender of the Premises under its current lease thereof (and Landlord shall use commercially reasonable efforts to cause DeVry to leave the Desired Retained Equipment in the Premises to the extent DeVry is obligated to do so under its current lease, but Landlord makes no guarantee that DeVry will do so), Tenant shall be entitled to utilize the Desired Retained Equipment; provided, however, that (i) Landlord makes no representation or warranty with respect to the Desired Retained Equipment including, without limitation, any representation or warranty with respect to the condition thereof or the probability that DeVry will leave such equipment within the Premises upon its surrender thereof, and (ii) Tenant shall be solely responsible for repair and maintenance of the Desired Retained Equipment at Tenant’s sole cost and expense (notwithstanding anything to the contrary contained in the Lease). If Tenant utilizes the UPS Unit, upon expiration or earlier termination of the Lease, Tenant shall remove the UPS Unit from the Project and shall repair any damage to the Project resulting from such removal. Landlord shall, as a part of Landlord’s Work described in Section 1 above, remove the following equipment from the Premises at no cost to Tenant: Carrier-30TR located on the ninth (9th) floor of the Tower, LIEBERT-2TR located on the ninth (9th) floor of the Tower and another LIEBERT 2-TR located on the ninth (9th) floor of the Tower.

5.5 Staging Area. During construction of the Improvements, Landlord shall make the lower level of the Annex and space in the covered parking lot area for the Tower (collectively, the “Staging Space”) available to Tenant for storage of construction materials, furniture and equipment and Tenant shall have the right, without any obligation to pay rental or any other additional fees to Landlord, to use such Staging Space so designated by Landlord for storage of such construction materials, furniture and equipment only. Upon notice to Tenant, Landlord shall have the right to relocate the Staging Space in the Annex to alternative space in the Annex. During the course of Tenant’s use of such Staging Space, for purposes of Article 13 and Article 14 above, such Staging Space shall be considered to be a portion of the Premises. On or before the Commencement Date, Tenant shall, at Tenant’s sole cost and expense, remove all Tenant’s materials, furniture and equipment from the Staging Space, repair any damage to such Staging Space resulting from Tenant’s or its contractor(s)’ use thereof and deliver the same to Landlord in broom-clean condition.

5.6 Miscellaneous Items. Landlord shall provide restroom facilities and reasonable access to the loading dock and freight elevator (on a non-exclusive basis subject to scheduling) at all times during Tenant’s construction of the Improvements and move into the Premises at no additional charge to Tenant. Tenant shall not be responsible for the costs of electricity consumed in the Premises prior to the Commencement Date.

5.7 Annex Capital Improvements. Tenant shall have the right, but not the obligation, to (i) add windows to the Annex Premises and/or (ii) cosmetically upgrade the restrooms, entrances and common areas in the Annex. If Tenant adds windows to the Annex Premises, Tenant shall have no obligation to remove such windows upon the expiration or earlier termination of this Lease. Any such work shall be at Tenant’s cost (chargeable to the Improvement Allowance) and the Construction Drawings to be reasonably approved by Landlord shall reflect any such work Tenant elects to perform. However, if Tenant elects to install additional windows in the Annex Premises, Tenant shall have the option, exercisable by written notice to Landlord on or before the Commencement Date, to require Landlord to make available to Tenant an additional allowance (the “Window Allowance”) of up to One Hundred Thousand Dollars ($100,000.00). The Window Allowance (if applicable) shall be disbursed pursuant to the same procedure specified in Sections 2.2.1, 2.2.2 and 2.2.3 above for the Improvement Allowance. If Tenant elects to draw upon the Window Allowance, monthly Basic Rental payable by Tenant throughout the initial eleven (11) year Lease Term shall be increased by an

EXHIBIT “D”

amount sufficient to fully amortize the amount so drawn by Tenant from the Window Allowance over said eleven (11) year period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum and the parties shall promptly execute an amendment to this Lease in order to memorialize such increase in the monthly Basic Rental. Notwithstanding anything to the contrary contained in the Lease, any such increase in the Basic Rental shall not be subject to abatement as provided in Article 3 of the Lease or otherwise. Landlord shall be responsible, at Landlord’s sole cost and expense and not as a part of the Window Allowance, for all engineering studies (regardless of when performed) required in order to add windows to the Annex Premises and for the incremental cost of incorporating such added windows to the Final Space Plan and Construction Drawings.

EXHIBIT “D”

Schedule 1

Landlord’s Work

GENERAL

Any improvements required to cause the common areas of the Project to comply with all applicable building codes, including ADA, as of the Commencement Date will be performed by Landlord at Landlord’s sole cost.

Landlord shall remove any Hazardous Materials (including asbestos) from the Premises to the extent required by Law.

FLOOR CONDITION

Tenant floors will be delivered in an “as-is” condition.

WALL, COLUMN, LOBBY, CORE AND PERIMETER BULKHEAD CONSTRUCTION AND FINISHES

Elevator Lobby - elevator doors, frames, walls and ceilings shall be delivered in “as-is” condition.

Landlord shall provide clean and fully operational and “like new” quality building standard window coverings. Existing coverings shall be covered during construction and cleaned just before Tenant’s occupancy. New coverings shall be installed just prior to Tenant’s occupancy.

CEILINGS

Shall be delivered in an “as-is” condition, except that all duct work must be separately suspended.

WASHROOMS

Washrooms on Tenant’s individual floors shall be delivered in “as-is” condition in the Tower. Washrooms will be maintained by Landlord, as part of Landlord’s continued maintenance for all other common areas of the Tower. All applicable code responsibilities shall be Landlord’s obligation as a common area of the Project. Landlord shall repair leaks and bathroom stall partitions, replace wall covering and paint drywall surfaces and thoroughly clean the washrooms before turning them over to Tenant.

Washrooms in the Annex shall be delivered in “as-is” condition except that all applicable code responsibilities shall be Landlord’s obligation as a common are of the Project.

Any additional stalls required to meet code, shall be at a mutually acceptable location or within the existing bathrooms.

HVAC, ELECTRICAL, MECHANICAL AND CORE WORK

Shall be delivered in an “as-is” condition.

Minimum electrical service for lighting (general and emergency) and general power requirements to support six (6) watts per usable square foot.

Tenant may elect to use the Improvement Allowance towards increasing the electrical service at the Premises.

Main floor disconnect switch, service feeder and wire way, CT cabinet, meter socket, relays, conduit, wire and associated feeders are to be delivered in an “as-is” condition.

208/120 / 3-phase with 600 amperes is currently available per floor.

Tenant may elect to install additional electric meters.

Schedule 1

Sanitary waste vents; water connection on each floor and condenser water riser connection available on each floor for supplemental air conditioning requirements, shall be delivered in its “as-is” condition.

FIRE HOSE CABINETS

Shall be delivered in an “as-is” condition.

LIFE SAFETY SYSTEMS

Shall be delivered in an “as-is” condition, except that Landlord shall provide all infrastructure to the Premises for Tenant’s interior upgrades as needed to meet code.

COMMUNICATION SYSTEM

Shall be delivered in an “as-is” condition.

There is a cable TV line running from the Lower Level to 31st floor. Any floor/tenant has access through the cable provider.

There is fiber in the Tower provided by multiple sources. Landlord will provide a list of vendors.

PLUMBING

Shall be delivered in an “as-is” condition at the Tower.

The Annex plumbing shall be upgraded as needed to provide bathrooms to meet all applicable codes and regulations at Landlord’s cost.

Waste, water and vent riser are available for Tenant’s plumbing tie-ins.

Landlord shall continue to maintain a mop basin in janitor’s closet on every floor.

SECURITY

As a part of the Improvements, Tenant shall have the ability to install a security system within their Premises that would be separate from the Project’s system.

As a part of the Improvements, Tenant shall have the right to install security access card readers in the stairwells located on Tenant’s full floor premises.

CABLING

The Premises shall be delivered free of cabling, personal property and debris and in broom clean condition.

Schedule 1

EXHIBIT “E”

GUARANTY OF LEASE

THIS GUARANTY is made as of the 22nd day of December, 2009, by COINSTAR, INC., a Delaware corporation (“Guarantor”) in favor of LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership (“Landlord”).

A. REDBOX AUTOMATED RETAIL, LLC, a Delaware limited liability company (“Tenant”) is desirous of entering into that certain Standard Office Lease (referred to herein for convenience as the “Lease”), of even date herewith, or bearing a reference date which may or may not coincide with the reference date set forth above, with Landlord relating to certain premises known as Suites 700, 800, 900, 1000, 1100 and Annex Suite WH05 in the Building known as Oakbrook Terrace Tower and Annex, located at One Tower Lane, Oakbrook Terrace, Illinois 60181 (“Property”).

B. Guarantor has represented to Landlord that Guarantor has an ownership or affiliate interest in, or with, Tenant, and has requested that Landlord enter into the Lease; Landlord has declined to enter into the Lease unless Guarantor guarantees Tenant’s obligations under the Lease as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and to induce Landlord to enter the Lease, Guarantor hereby unconditionally and irrevocably guarantees to Landlord and the successors and assigns of Landlord the full payment by Tenant of all the monetary terms, covenants and conditions in the Lease payable by Tenant during the initial Term. This is a guaranty of payment and not performance. However, notwithstanding the foregoing, in no event shall Guarantor be liable for more than Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Liability Amount”) under this Guaranty; provided, however, that the Liability Amount shall not limit any amounts to be paid by Guarantor for costs incurred by Landlord in any collection or attempted collection of the amounts guaranteed hereby as further provided in this Guaranty below. The Liability Amount shall be reduced to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) upon the first (1st) day of the sixth (6th) Lease Year (as that term is defined in the Lease) and shall be further reduced to Six Hundred Twenty-Five Thousand Dollars ($625,000.00) upon the first (1st) day of the seventh (7th) Lease Year through the end of the initial Term of the Lease; however, if a monetary Event of Default exists under the Lease, the Liability Amount shall not thereafter be reduced, unless and until such monetary Event of Default shall have been fully cured pursuant to the terms of the Lease, at which time the Liability Amount shall be reduced to the amount that would have been applicable had the suspension not occurred. This Guaranty shall not apply to terms, covenants and conditions which accrue after expiration of the initial Term of the Lease (except those in connection with an unauthorized holdover).

Guarantor hereby waives acceptance and notice of acceptance of this Guaranty, notice of non-payment, non-performance or non-observance, notices of the existence, creation or incurring of new or additional obligations, and all other notices and all proofs or demands. Any consent of Landlord or its successors or assigns to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without any notice to Guarantor and without releasing the obligations of Guarantor hereunder. The liability of Guarantor hereunder shall in no way be affected by (a) the release or discharge of Tenant in any creditors’, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of, or sublease under, the Lease by Tenant except to the extent Tenant is released from liability under the Lease by Landlord upon such assignment or sublease; (e) any disability or other defense of Tenant; or (f) the exercise by Landlord of any rights or remedies reserved to Landlord under the Lease.

The provisions of the Lease may be changed, modified, amended (including, without limitation, amendments expanding and/or relocating the Premises) or waived without the consent of or notice to Guarantor. This Guaranty shall guarantee payment as so changed, modified,

EXHIBIT “E”

amended or waived. Guarantor agrees that it may be joined in any action against Tenant in connection with the obligations of Tenant under the Lease as covered by this Guaranty and recovery may be had against Guarantor in any such action, or Landlord may enforce the obligations of Guarantor hereunder without first taking any action whatsoever against Tenant or its successors and assigns, or pursue any other remedy or apply any security it may hold and Guarantor hereby waives all rights to assert or plead at any time any and all surety or other defenses in the nature thereof. This instrument constitutes the entire agreement between Landlord and Guarantor with respect to the subject matter hereof, superseding all prior oral or written agreements or understandings with respect thereto and may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. No delay on the part of Landlord in exercising any right hereunder or under the Lease shall operate as a waiver of such right or of any other right of Landlord under the Lease or hereunder, nor shall any delay, omission or waiver on any one or more occasions be deemed a bar to or a waiver of the same or any other right on any other future occasion.

This Guaranty shall be governed by and construed in accordance with the laws of the State in which the Premises are located. If Landlord is required to turn over any amounts received under the Lease or this Guaranty to any bankruptcy court or state insolvency proceeding, as a “preference” or otherwise, Guarantor shall promptly pay Landlord such amount as a reinstated obligation hereunder. Capitalized terms herein shall have the same meaning as given thereto in the Lease unless otherwise defined herein.

IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, EACH OF LANDLORD AND GUARANTOR HEREBY EXPRESSLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR CROSSCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER AND ANY RIGHTS TO A TRIAL BY JURY UNDER ANY STATUTE, RULE OF LAW OR PUBLIC POLICY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS GUARANTY OR THE LEASE. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Guarantor each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding, counterclaim or crossclaim.

If Landlord successfully enforces Guarantor’s obligations hereunder by legal proceedings, Guarantor shall pay to Landlord all costs incurred, including without limitation reasonable attorneys’ fees. The individuals signing below hereby represent and warrant that they are fully authorized to do so, and have obtained all necessary approvals and authorizations therefor, with knowledge that Landlord is relying thereupon. Guarantor’s obligations under this Guaranty shall be binding on the successors, heirs and assigns of Guarantor by operation of law or otherwise (including any receiver or bankruptcy trustee). Guarantor shall not be released by any assignment or delegation by it of its obligations hereunder. GUARANTOR REPRESENTS AND WARRANTS TO LANDLORD THAT GUARANTOR HAS READ THE LEASE AND THIS GUARANTY AND UNDERSTANDS THE CONTENT HEREOF, AND THAT THIS GUARANTY IS ENFORCEABLE AGAINST GUARANTOR IN ACCORDANCE WITH ITS TERMS.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:	COINSTAR, INC.,
a Delaware corporation

	By:	/s/ Paul D. Davis
	Name:	Paul D. Davis
	Title:	CEO

EXHIBIT “E”

CERTIFICATE

I, Donald R. Rench, as                                         Secretary of the aforesaid Guarantor, hereby certify that the individual(s) executing the foregoing Guaranty on behalf of Guarantor was/were duly authorized to act in his/their capacities as set forth above, and his/their action(s) are the action of Guarantor.

/s/ Donald R. Rench

EXHIBIT “E”

EXHIBIT “F”

FORM OF ASSIGNMENT OF SUBLEASE AGREEMENT

THIS ASSIGNMENT OF SUBLEASE AGREEMENT (this “Assignment”), made as of December 22, 2009, by and between REDBOX AUTOMATED RETAIL, LLC, a Delaware limited liability company (“Assignor”), and LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership (“Assignee”).

W I T N E S S E T H:

A. Assignor is the subtenant under that certain Sublease Agreement dated November 11, 2008 (“Sublease”) by and between CFM Direct, LLC, a Delaware limited liability company, as sublessor (“Sublessor”) and Assignor, as subtenant, for 16,631 rentable square feet of space (“Sublet Premises”) on the twenty-fourth (24th) floor of the building located at One Tower Lane, Oakbrook Terrace, Illinois (“Building”). The Sublease is incorporated herein by reference.

B. Assignor, as tenant, and Assignee, as landlord, have entered into that certain Standard Office Lease, dated December 22, 2009 (“Lease”), for the lease of certain space in the Building. Pursuant to Section 35(b) of the Lease, Assignor and Assignee agreed, amongst other matters, to have Assignor assign to Assignee, and Assignee assume, all of Assignor’s right, title and interest as subtenant under the Sublease. This Assignment is being entered into to memorialize Assignor and Assignee’s agreement as to such assignment and assumption of the Sublease as set forth in Section 35(b) of the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of Sublease. Effective as of the date which is sixty (60) days after the Commencement Date of the Lease (“Assignment Effective Date”), Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under the Sublease, and Assignee hereby accepts such assignment, assumes all of Assignor’s obligations under the Sublease arising from and after the Assignment Effective Date, and agrees to be bound by all of the provisions thereof and to perform all of the obligations of the subtenant thereunder from and after the Assignment Effective Date.

2. Surrender of Sublet Premises. Assignor hereby agrees to vacate the Sublet Premises and surrender exclusive possession of the Sublet Premises to Assignee in the condition required in the Sublease (except as modified by this Section 2 below) on or before the Assignment Effective Date. Notwithstanding anything to the contrary in the Sublease or this Section 2, Assignee agrees that Assignor need not restore the Sublet Premises to its original condition or remove any improvements or cabling from the Sublet Premises; provided, however, on or before the Assignment Effective Date, Assignor shall remove all furniture, equipment and personal property from the Sublet Premises and shall surrender the Sublet Premises to Assignee in a broom-clean condition.

3. Annual Base Subrent. Notwithstanding the later occurrence of the Assignment Effective Date, Assignee shall be responsible for, and shall pay directly to Sublessor, all Annual Base Subrent (as defined in Section 4(a) of the Sublease) attributable to the period from the Commencement Date of the Lease through the Assignment Effective Date (“Moving Period”). Except for Assignee’s responsibility to pay the Annual Base Subrent accruing during the Moving Period, all other obligations of the subtenant under the Sublease during the Moving Period shall be Assignor’s responsibility.

4. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto.

5. Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants,

EXHIBIT “F”

conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees.

6. Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of Illinois.

7. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

8. Further Assurances. Assignor and Assignee hereby covenant that each will, at any time and from time to time upon request by the other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Assignment.

9. Entire Agreement. This Assignment is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. This Assignment may not be amended in any respect, unless the same shall be in writing and signed by the party to be charged.

10. Notices. All notices to Assignee as subtenant under the Sublease shall be sent to the management office for the Building with a copy to Assignee, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first written above.

“ASSIGNOR”	REDBOX AUTOMATED RETAIL, LLC,
a Delaware limited liability company

By:
Print Name:
Title:

By:
Print Name:
Title:

“ASSIGNEE”	LONG RIDGE OFFICE PORTFOLIO, L.P.,
a Delaware limited partnership

	By:	MF FUNDING, INC.,
a Texas corporation,
its General Partner

By:
Name:
Title:

EXHIBIT “F”

Pursuant to Section 9 of the Sublease, by signing below, Sublessor hereby consents to this Assignment.

“SUBLESSOR”	CFM DIRECT, LLC,
a Delaware limited liability company

By:
Print Name:
Title:

By:
Print Name:
Title:

EXHIBIT “F”

EXHIBIT “G”

APPROVED SIGNAGE SPECIFICATIONS

Mark should appear in Pantone 1807. (C:00 M:100 Y:95 K:30) (R:181 G:18 B:27) The minimum required space is defined by the measurement “X”, as shown. This measurement is equal to the height of the “b” in box.

EXHIBIT “G”

EXHIBIT “H”

JANITORIAL SPECIFICATIONS

1.	OFFICE AREAS (All Floors)

a.	Nightly Services (Five (5) nights per week)

1.	Empty all waste receptacles. Clean, and reline when needed. Remove material to designated areas.

2.	Remove recycling material when container is full (see weekly)

3.	Vacuum all carpeted main traffic and use areas, including conference rooms, reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see weekly). Spot vacuum/clean all others areas as needed.

4.	Wash and sanitize all drinking fountains.

5.	Damp mop spillage in uncarpeted office areas.

6.	Spot clean carpets to remove light spillage. Report large spills and stains to supervisor.

7.	Assure all designated locked doors are closed after area has been cleaned.

8.	Activate all alarm systems as instructed by occupant (if applicable).

9.	Arrange chairs at desk and conference room tables and turn off lights upon exiting.

10.	Clean conference room tables and remove any remaining food items.

11.	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.

12.	Remove scuff marks on floor as needed.

b.	Weekly Services

1.	Remove recycling material when container is full.

2.	Vacuum all carpeted areas completely, private offices and cubicle interiors, desk knee area spaces and under waste containers.

3.	Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops, (DO NOT MOVE PAPERS).

4.	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.

5.	Damp wipe and polish all glass furniture tops.

6.	Damp mop hard surfaced floors and/or uncarpeted surface floors.

7.	Sweep uncarpeted floors employing dust control techniques with exception of lunchroom (which is to be performed nightly)

c.	Monthly Services

1.	Dust and wipe clean chair bases and arms, telephones, cubicle shelves, window sills, relite ledges and all other horizontal surfaces as needed to maintain clean appearance (DO NOT MOVE PAPERS).

2.	Edge vacuum all carpeted areas, as needed.

2.	RESTROOMS

a.	Nightly services (Five (5) nights per week)

1.	Clean and sanitize all mirrors, brightwork, countertops and enameled surfaces.

2.	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.

3.	Wash both sides of all toilet seats with soap and/or disinfectant.

4.	Clean flushometers, piping, toilet seat hinges, and other metal.

5.	Empty, clean, and damp wipe all waste receptacles.

6.	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

7.	Damp wipe all walls, partitions, doors, and outside surfaces of all dispensers, as needed.

8.	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

9.	Wash and disinfect all showers including shower walls, floors, brightwork and doors (if applicable).

10.	Replace trash liner.

b.	Weekly Services

1.	Flush water through P-trap weekly to ensure elimination of odor.

c.	Monthly Services

1.	Machine scrub floors.

EXHIBIT “H”

3.	LOBBY, ELEVATOR, CORRIDOR, INTERIOR STAIRWAYS (EXCLUDING EMERGENCY EXIT STAIRWAYS) AND ENTRANCE AREAS

a.	Nightly Service (Five (5) nights per week)

1.	Sweep and spot mop all stone, vinyl or composition lobby floors.

2.	Vacuum and spot clean all carpeted floor and mats.

3.	Dust and polish all brightwork, including mirrors and elevator call buttons.

4.	Dust and polish all metal surfaces in elevators, including tracks, and elevator doors.

5.	Vacuum and spot clean all carpet in elevators.

6.	Clean and polish all trash receptacles

7.	Dust all fire extinguisher cabinets and/or units.

8.	Spot clean all doors.

9.	All furniture should be cleaned as necessary (including directories)

10.	Wash, disinfect and dry polish water coolers (if applicable).

11.	Clean glass entrance doors, adjacent glass panels and tracks (i.e. relites) (if applicable).

12.	Spot sweep and/or spot vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

13.	Maintain lobby floor as recommended by manufacturer.

b.	Weekly Services

1.	Wet mop all stone, vinyl or composition lobby floors (daily spot mopping may satisfy this need)

2.	Sweep and/or vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

4.	JANITORIAL ITEMS/AREAS

a.	Nightly Services (Five (5) nights per week)

1.	Keep janitorial rooms in a clean, neat and orderly condition.

2.	Maintain all janitorial carts and equipment in safe and clean condition.

5.	FITNESS CENTER (If applicable)

a.	Nightly Service

1.	Vacuum all exposed carpeted floors.

2.	Spot clean all mirrors and walls.

3.	Spray and disinfect fitness center equipment nightly

b.	Weekly Services

1.	Edge vacuum all carpeted areas, as needed.

2.	Dust all ledges, as needed

3.	Clean mirrors completely.

4.	Stocking supplies and towels

6.	LOCKER ROOMS (If applicable)

a.	Nightly Services (Five (5) nights per week)

1.	Perform complete building restroom cleaning specifications to restroom and locker room areas.

2.	Clean and disinfect showers completely, including walls, doors, floors, and floor drains.

7.	LOADING DOCK, VAN PARKING AREAS, TRASH RECYCLING AREAS

a.	Nightly Services (Five (5) nights per week)

1.	Empty and reline all waste receptacles.

2.	Sweep ramps, loading bays and parking areas for trash and cigarette butts.

8.	GENERAL BUILDING COMMON AREA SERVICES

a.	Nightly Service(Five (5) nights per week)

1.	Spot clean and restock, as needed all janitorial service closets.

2.	Pick up and compact all recycle trash, including boxes in accordance with tenants recycle specifications.

3.	Vacuum all garage lobbies and elevator carpets

EXHIBIT “H”

EXHIBIT “I”

BACKUP GENERATOR AND MONUMENT SIGNAGE LOCATIONS

EXHIBIT “I”